Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

REVOLUTION LIGHTING TECHNOLOGIES, INC.,

VALUE MERGER SUB, LLC,

VALUE LIGHTING, INC.,

AL ENTERPRISES, INC.,

VALUE LIGHTING OF HOUSTON, LLC,

and

THE STOCKHOLDERS

Dated as of March 6, 2014

-i-

TABLE OF CONTENTS

(Continued)

-ii-

TABLE OF CONTENTS

(Continued)

* * * * *

-iii-

INDEX OF EXHIBITS

Schedules
Schedule 1.2(g)(ix)	Approvals
Schedule 1.2(g)(x)	Existing Indebtedness
Schedule 1.2(g)(xi)	Pre-Closing Notices
Schedule 1.7(a)	Working Capital Calculation
Schedule 2.1(a)	Organization
Schedule 2.1(b)	List of Directors, Managers and Officers
Schedule 2.1(c)	Foreign Jurisdictions
Schedule 2.2(a)	Capitalization
Schedule 2.2(c)	Stock Option Plans
Schedule 2.2(e)	Contracts Related to Company Equity Interests
Schedule 2.3	Subsidiaries
Schedule 2.5	No Conflict
Schedule 2.7(a)	Company Financial Statements
Schedule 2.7(b)	Accounts Receivable
Schedule 2.8(a)	No Undisclosed Liabilities
Schedule 2.8(b)	Absence of Certain Changes
Schedule 2.9(l)	Nonqualified Deferred Compensation Plan
Schedule 2.9(m)	Effective Date of S Corporation Elections
Schedule 2.11(b)	Real Property Leases
Schedule 2.11(c)	Security Interests
Schedule 2.13	Material Contracts
Schedule 2.14	Interested Party Transactions
Schedule 2.16	Litigation
Schedule 2.18	Brokers’ and Finders’ Fees
Schedule 2.19(a)	Company Employee Plans
Schedule 2.19(b)	Employees
Schedule 2.19(c)	Independent Contractors
Schedule 2.20	Insurance
Schedule 3.9	Brokers

Exhibits
Exhibit A	Stockholders
Exhibit B	Employment Agreement
Exhibit C	Aggregate Consideration Worksheet
Exhibit D	Resignation and Release

-iv-

INDEX OF DEFINED TERMS

2014 Sales Revenue Target	1.4(c)(i)
2015 Sales Revenue Target	1.4(c)(ii)
Acceptance Notice	1.7(c)
Acquisition Proposal	5.12
Actual Working Capital	1.7(b)
Agreement	Preamble
AL Enterprises	Preamble
AL Stock	1.3(a)(i)
Anniversary Date	1.4(b)
Approval	2.6
Balance Sheet Date	2.7(a)
Carlquist	Recitals
Charter Documents	1.2(g)(iii)
Claim Date	7.4(a)
Closing	1.2(a)
Closing Date	1.2(a)
Company	Article II
Company Employee Plans	2.19(a)
Company Equity Interests	2.2(a)
Company’s Facilities	2.17
Company Group	Preamble
Company Indemnifiable Matters	7.2(a)
Conflict	2.5
Current Balance Sheet	2.7(a)
DE Certificate of Merger	1.2(b)(i)
Disclosure Schedule	Article II
Earn-Out Payments	1.4(c)
Earn-Out Payment Notice	1.4(c)(vi)
Earn-Out Payment Review Period	1.4(c)(vi)
Earn-Out Shares	1.4(c)(iv)
Earn-Out Statement Finalization Date	1.4(c)(vi)
Employment Agreement	Recitals
ERISA Affiliate	2.19(a)
Escrow	7.4(f)
Escrow Agent	7.4(f)
Escrow Agreement	7.4(f)
Estimated Closing Balance Sheet	1.7(a)
Estimated Working Capital	1.7(a)
Excess Third Party Expenses	5.5
Exchange Act	4.5(b)
Existing Indebtedness	1.2(g)(x)
Final Closing Balance Sheet	1.7(b)
Financials	2.7(a)
FIRPTA Certificates	1.2(f)(i)
First Certificates of Merger	1.2(b)(i)
First Earn-Out Period EBITDA Target	1.4(c)(i)
First Effective Time	1.2(b)(i)

-v-

INDEX OF DEFINED TERMS

(Continued)

First Merger	Recitals
GA Certificate of Merger	1.2(b)(i)
GBCC	1.2(b)(i)
Governmental Entity	2.6
Indemnifiable Matters	7.2(b)
Indemnifying Party	7.4(a)
Indemnifying Parties	7.4(a)
Information Statement	5.11(b)
Interested Party	2.14(a)
Loss	7.2(a)
Losses	7.2(a)
Material Contract	2.13(b)
Material Contracts	2.13(b)
Mergers	Recitals
Merger Sub	Preamble
Nations	Recitals
Notes	2.8(d)
Objection Deadline	7.4(b)(i)
Objection Notice	7.4(b)(i)
Officer’s Certificate	7.4(a)
Parent	Preamble
Parent Indemnifiable Matters	7.2(b)
Parent Indemnified Parties	7.2(a)
Payable Claim	7.4(d)
Protest Notice	1.7(c)
Resolved Claims	7.4(c)(iv)
Restricted Period	5.14(a)
Returns	2.9(b)
Review Period	1.7(c)
SEC	4.5(b)
SEC Documents	4.5(b)
Second Certificates of Merger	1.2(b)(ii)
Second DE Certificate of Merger	1.2(b)(ii)
Second Earn-Out Period EBITDA Target	1.4(c)(ii)
Second Effective Time	1.2(b)(ii)
Second Merger	Recitals
Second TX Certificate of Merger	1.2(b)(ii)
Settled Claims	7.4(c)(i)
Solvent	3.7
Stock Certificates	1.3(a)(ii)
Stockholder	Preamble
Stockholders	Preamble
Stockholder Conflict	3.4
Stockholder Indemnified Parties	7.2(b)
Stockholders’ Representative	8.11
Statement of Expenses	1.2(g)(v)
Straddle Period	5.8

-vi-

INDEX OF DEFINED TERMS

(Continued)

Subsequent Payment	1.4(b)(i)
Subsequent Payment Shares	1.4(b)(iii)
Supplemental Financial Information	5.3(f)
Supporting Documents	1.7(b)
Survival Date	7.1
Surviving Company	1.2(c)(ii)
Surviving Representations	7.1
Tax	2.9(a)
TBOC	1.2(b)(ii)
Territory	5.14(a)
Third Party Expenses	5.5
Unobjected Claim	7.4(b)(ii)
Unresolved Claim	7.4(d)
Value Houston	Preamble
Value Lighting	Preamble
Value Stock	1.3(a)(i)
Working Capital Arbiter	1.7(d)(i)

* * * * *

-vii-

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 6, 2014 by and among Revolution Lighting Technologies, Inc., a Delaware corporation (“Parent”), Value Merger Sub, LLC a Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger Sub”), Value Lighting, Inc., a Georgia corporation (“Value Lighting”), AL Enterprises, Inc., a Texas corporation (“AL Enterprises”), Value Lighting of Houston, LLC, a Texas limited liability company (“Value Houston,” and together with Value Lighting and AL Enterprises, the “Company Group”), and the parties listed on Exhibit A hereto (each, a “Stockholder” and collectively, the “Stockholders”).

RECITALS

A. The parties hereto have determined that it would be advisable and in the best interests of their respective companies and the security holders of their respective companies that (i) Value Lighting merge with and into Merger Sub in a statutory forward triangular merger (the “First Merger”), with Merger Sub surviving the Mergers as the surviving company, and (ii) as part of a single overall transaction with the First Merger pursuant to an integrated plan, AL Enterprises will be merged with and into Merger Sub in a statutory forward triangular merger (the “Second Merger” and together with the First Merger, the “Mergers”), with Merger Sub surviving the Second Merger, in each case on the terms and subject to the conditions set forth in this Agreement.

B. Value Lighting owns all of the issued and outstanding membership interests of Value Houston, and the Stockholders own all of the issued and outstanding shares of stock of each of Value Lighting and AL Enterprises.

C. The parties hereto intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 354(a)(1) of the Code, and further intend the Mergers will qualify as a “reorganization” under the provisions of Section 368(a) of the Code.

D. The respective Boards of Directors and the managing member, as applicable, of Parent, Merger Sub, and each member of the Company Group have determined that the Mergers, in the manner contemplated herein, is advisable and in the best interests of their respective equity holders and, by resolutions duly adopted, have approved and adopted this Agreement.

E. Each member of the Company Group and the Stockholders, on the one hand, and Parent and Merger Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Mergers.

F. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent to enter into this Agreement, each of Dean Nations (“Nations”) and Alan Carlquist (“Carlquist”) has entered into and delivered to Parent an employment agreement (each, an “Employment Agreement” and collectively, the “Employment Agreements”) substantially in the form attached hereto as Exhibit B, to be effective as of the Closing Date.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1 Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Accredited Investor” shall have the meaning set forth in Rule 501 of Regulation D promulgated under the Securities Act.

“Affiliate” or “affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by Contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing.

“Aggregate Consideration” shall mean the aggregate dollar value, as of Closing, of the Closing Payment together with the Subsequent Payment.

“Aggregate Consideration Spreadsheet” shall mean a spreadsheet, to be prepared by the Company Group and the Stockholders, setting forth all of the following information in reasonable detail and in form and substance reasonably satisfactory to Parent: (a) with respect to each Stockholder, the name, address and social security number as reflected in the records of the applicable member of the Company Group; (b) the number of shares of Value Stock and AL Stock held by each Stockholder immediately prior to the Closing; and (c) the portion of the Closing Payment, the Subsequent Payment, the Earn-Out Payments and the Escrow, allocable to each Stockholder.

“Average Closing Price” shall mean, as of any particular date of determination (a “Determination Date”), an amount equal to the volume-weighted average (rounded to the nearest 1/10,000 or if there shall not be a nearest 1/10,000, to the next highest 1/10,000) of the daily volume-weighted average trading price of a share of Parent Stock on any national securities exchange on which Parent Stock is listed (as reported by Bloomberg Financial Markets) for the twenty (20) consecutive trading days ending on the last trading day preceding the Determination Date; provided, however, that during the period that the Average Closing Price is being determined, the Average Closing Price shall be subject to appropriate adjustment from time to time for stock splits, stock dividends and stock combinations with respect to the Parent Stock.

“Business” shall mean the sale of lighting products and solutions.

“Business Day(s)” shall mean each day that is not a Saturday, Sunday or other day on which Parent is closed for business or banking institutions located in New York, New York are authorized or obligated by law or executive order to close.

“Cash and Cash Equivalents” means the sum of the aggregate consolidated fair market value of all unrestricted cash (including cash in banks (net of any bank overdrafts) or otherwise on deposit, such as rent deposits) and cash equivalents (including marketable securities, certificates of deposit and short-term investments saleable at normal market conditions within thirty (30) days or less) and checks deposited but not yet cleared, less the amount of any outstanding checks, overdraft fees (other than bank overdrafts) and related expenses of the Company Group as of immediately prior to the Closing.

“Certificates” shall mean the Estimated Closing Balance Sheet, the certificate as to the Estimated Working Capital, the Statement of Expenses, the FIRPTA Certificates and each of the other certificates delivered by the Company Group pursuant to Section 1.2(g).

“Closing Payment” shall mean Seven Million Five Hundred Thousand Dollars ($7,500,000) of immediately available funds, subject to adjustment as set forth in Section 1.7.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” shall mean any and all Intellectual Property that is owned, purported to be owned (in each case, whether owned singularly or jointly with a third party or parties), filed by, held in the name of or exclusively licensed by any member of the Company Group. For the avoidance of doubt, Company Intellectual Property shall include all data and databases owned or under the Company Group’s control that contain Personally Identifiable Information including as it relates to the Company Group’s customers.

“Company Products” shall mean the products sold by the Company Group.

“Contract” shall mean any mortgage, indenture, lease, contract, license, covenant, plan, insurance policy or other agreement, instrument, arrangement, obligation, understanding or commitment, permit, concession or franchise, whether oral or written.

“Controlled Group Liability” shall mean any and all Liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, and (iv) resulting from a violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health plan requirements of Sections 601 et seq. of the Code and Section 601 et seq. of ERISA.

“Current Assets” shall mean and include all accounts receivable, inventory, prepaid expenses and other current assets (including Cash and Cash Equivalents) of the Company Group, all as determined in accordance with past practices and procedures, consistently applied and consistent with GAAP and the accounting principles reflected on Schedule 1.7(a).

“Current Liabilities” shall mean and include all accounts payable and accrued expenses and other current liabilities of the Company Group including without limitation (i) any accrued bonuses to the Stockholders or any employees of the Company Group, (ii) any other accrued payments or distributions due and owing to the Stockholders and (iii) any Third Party Expenses, all as determined in accordance with past practices and procedures, consistently applied and consistent with GAAP and the accounting principles reflected on Schedule 1.7(a). Current Liabilities shall exclude (i) Existing Indebtedness, and (ii) overdrafts to the extent that the same has been applied to reduce Cash in any calculation of Working Capital.

“Determination Date” shall have the meaning ascribed thereto in the definition of “Average Closing Price.”

“DGCL” shall mean the Delaware General Corporation Law.

“Dollars” or “$” shall mean United States Dollars.

“Earn-Out Period” shall mean, (i) with respect to the 2014 calendar year, the period commencing on January 1, 2014 and ending on December 31, 2014 (the “First Earn-Out Period”) and (ii) with respect to the 2015 calendar year, the period commencing on January 1, 2015 and ending on December 31, 2015 (the “Second Earn-Out Period”).

“EBITDA” shall mean net income or loss, determined in accordance with GAAP, and to the extent included therein, adding or deducting as the case may be, interest expense, income taxes, depreciation and amortization.

“Environmental Laws” shall mean any applicable federal, state, foreign or local laws (including common laws), statutes, ordinances, codes, regulations, rules, permits, licenses, certificates, approvals, plans, judgments, decrees, orders, directives, requirements, notice or demand letter issued, entered, promulgated or approved thereunder that regulate the protection of the environment, protection of public health and safety, or protection of worker health and safety, or that regulate the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release or threatened release, emission, disposal, re-use, or recycling or Hazardous Materials into ambient air, surface water, ground water or land, including the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended (“CERCLA”), and the federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq. as amended (“RCRA”), or otherwise relating to the manufacture, processing, distribution, use, presence, production, labeling, testing, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes by the Company Group or other respective agents.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Cash Amount” shall mean Five Hundred Thousand Dollars ($500,000).

“Escrow Shares” shall mean a number of unregistered shares of Parent Stock calculated by dividing Three Million Dollars ($3,000,000) by the Average Closing Price as of the Closing Date, rounded down to the nearest whole share.

“First Earn-Out Period” shall have the meaning ascribed thereto in the definition of “Earn-Out Period”.

“GAAP” shall mean United States generally accepted accounting principles consistently applied.

“Hazardous Materials” shall mean (a) any material, chemical, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “hazardous waste constituent,” “acutely hazardous waste,” “extremely hazardous waste,” “infectious waste,” “medical waste,” “biomedical waste,” “pollutant,” “toxic pollutant,” “toxic substances,” “restricted hazardous waste,” or “contaminant” or words of similar import under any Environmental Law, (b) any petroleum or petroleum products, flammable explosives or radioactive materials, and (c) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental Entity under any Environmental Law. The term “Hazardous Materials” shall include any “hazardous substances” as defined, listed, designated or regulated under CERCLA, any “hazardous wastes” or “solid wastes” as defined, listed, designated or regulated under RCRA, any asbestos or asbestos containing materials, any polychlorinated biphenyls, and any petroleum or hydrocarbonic substance, fraction, distillate or by-product.

“Indebtedness” of any Person shall mean (i) all indebtedness representing money borrowed which is created, assumed, incurred or guaranteed in any manner by such Person or for which such Person is responsible or liable (whether by guarantee of such indebtedness, agreement to purchase indebtedness of, or to supply funds to or invest in, others or otherwise), (ii) any direct or contingent obligations of such Person arising under any letter of credit (including standby and commercial), bankers acceptances, bank guaranties, surety bonds and similar instruments and (iii) all Indebtedness secured by any Lien existing on property or assets owned by such Person. Indebtedness shall not include overdraft liabilities of the Company Group to the extent that the same has been applied to reduce Cash in any calculation of Working Capital.

“Intellectual Property” shall mean any and all Intellectual Property Rights and Technology.

“Intellectual Property Rights” shall mean worldwide (i) patents and patent applications, utility models, design registrations, and industrial designs and other governmental grants for the protection of inventors or industrial design, including like rights of exclusion and for inventors’ certificates, and further including rights to claim priority thereto and request reexamination or any other type of post-grant review thereof, (ii) copyrights, copyright registrations and applications for copyright registration, Moral Rights, rights of publicity and privacy, mask work rights, and rights of attribution and integrity, (iii) trade secrets, (iv) Trademarks, (v) domain names and web addresses, (vi) any registrations or applications for registration for any of the foregoing, including any divisions, continuations, continuations-in-part, renewals, reissuances and extensions, as applicable, (vii) analogous rights to those set forth above and any other intellectual property rights, titles and interests, including rights to contributions, inventions, discoveries, creations, developments, improvements, and works of authorship, and further including licensed rights, in any jurisdiction, and (viii) rights to sue for infringement of the rights set forth above.

“IRS” shall mean the Internal Revenue Service.

“Knowledge” or “Known” shall mean, with respect to the Company Group, the actual knowledge of any Stockholder and any other executive officer of any member of the Company Group, after due inquiry.

“Liabilities” shall mean all liabilities of any kind (whether known or unknown, contingent, accrued, due or to become due, secured or unsecured, matured or otherwise), including but not limited to debts, losses, deficiencies, indebtedness, charges, claims, guarantees, fees, expenses, accounts payable, royalties payable, and other reserves, accrued bonuses, accrued vacation, employee expense obligations, deferred revenue and all other liabilities, regardless of whether such liabilities are required to be reflected on a balance sheet in accordance with GAAP.

“Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest, defect in title, preemptive right, vesting limitation, right of first offer or refusal, communal or marital property interest, transfer restriction of any kind or other encumbrance of any sort.

“Material Adverse Effect”, with respect to the Company Group, shall mean any state of facts, condition, change, development, event or effect that, either alone or in combination with any other state of facts, condition, change, development, event or effect, is, or would be reasonably likely to be, materially adverse to the Business, assets (whether tangible or intangible), condition (financial or otherwise), operations, prospects or capitalization of the Company Group, taken as a whole, excluding (i) changes in general economic and political conditions and (ii) changes generally affecting the types of businesses or industries in which the Company Group operates, except, with respect to clauses (i) and (ii), to the extent that the effects of such changes are disproportionately adverse to the Business, assets, condition, operations, prospects or capitalization of the Company Group, taken as a whole, as compared to other companies in the relevant business or industries.

“NASDAQ” shall mean the NASDAQ Capital Market.

“Parent Company Sale” shall mean (i) a merger or consolidation of Parent with one or more other corporations or business entities; (ii) a share exchange of voting stock of Parent, in the case of (i) or (ii), resulting in a majority of the outstanding shares of Parent’s voting stock being owned by a person or persons other than the stockholders of Parent immediately prior to such share exchange; (iii) the completion of a tender offer for at least fifty percent (50%) of the shares of Parent Stock; or (iv) the sale, transfer or lease of all or substantially all of Parent’s assets to a Person not affiliated with Parent.

“Parent Stock” shall mean common stock, par value $0.001 per share, of Parent.

“Permit” shall mean any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Entity.

“Permitted Liens” shall mean (i) Liens for Taxes which are not due and payable which may thereafter be paid without penalty or which are being contested in good faith by appropriate proceedings; or (ii) such imperfections of title and encumbrances, if any, which do not materially detract from the value or materially interfere with the present or anticipated future use of the property subject thereto or affected thereby.

“Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Related Agreements” shall mean the Employment Agreements, the Certificates, the Escrow Agreement and all other agreements and certificates executed and delivered by the Company Group, any officers of any member of the Company Group in their capacity as such, or any Stockholder in connection with the Transactions.

“Sales Revenue” shall mean, with respect to any Earn-Out Period, an amount equal to the aggregate revenue recognized by Parent during the Earn-Out Period in respect of sales by the Company Group to its customers, as reflected in Parent’s consolidated financial statements filed with the SEC; provided, that the Company Group received cash in respect of such sales during such Earn-Out Period or within the ninety (90) day period after the Earn-Out Period; and provided, further that such sales are consummated on the Company Group’s standard pricing and invoice terms. Sales Revenue shall be determined in accordance with GAAP.

“Second Earn-Out Period” shall have the meaning ascribed thereto in the definition of “Earn-Out Period”.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Series D Preferred Stock” shall mean Series D Convertible Preferred Stock, par value $0.001 per share, of Parent.

“subsidiary” shall mean, with respect to any party, any corporation or other organization or Person, whether incorporated or unincorporated, of which (x) such party or any other subsidiary of such party is a general partner (excluding such partnerships where such party or any subsidiary of such party does not have a majority of the voting interest in such partnership) or (y) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such cororation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries or affiliates.

“Taxing Authority” shall mean any Governmental Entity, instrumentality or employee thereof charged with the administration of any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement relating to Taxes.

“Tax Burden Distributions” shall mean periodic distributions to the Stockholders to assist the Stockholders in paying their respective federal, state and local income Tax liability arising out of, measured solely by and limited in an aggregate amount to, the net income of the Company Group for the period in question and payable as a result of their direct or indirect ownership of stock or membership interests in the Company Group, as determined by the Company group in consultation with its accountants, and assuming for such purpose that such Taxes are payable at the highest combined federal, state and local income Tax rate applicable to such person, and the amount of the Tax Burden Distributions shall not be determined with regard to the actual Tax liability or burden or benefit to any particular Stockholders.

“Technology” shall mean all tangible items related to, constituting, disclosing or embodying any or all of the following, including all versions thereof and all technology from which such items were derived: (i) works of authorship including computer programs, in source code and executable code form, architecture and documentation, (ii) inventions (whether or not patentable), technology, discoveries and improvements, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections, and customer and technical data, (v) methods and processes, and (vi) devices, prototypes, designs and schematics.

“Trademarks” shall mean all trademarks, trade names, logos, service marks, designs, emblems, signs, insignia, slogans and other similar designations of source or origin and general intangibles of like nature, together with the goodwill of the Company Group and the Company Group’s Business symbolized by any of the foregoing.

“Transactions” shall mean the Merger and the other transactions contemplated by this Agreement and the Related Agreements.

“Working Capital” shall mean the excess of the Company Group’s Current Assets over the Company Group’s Current Liabilities, in all cases as determined in accordance with GAAP and consistently with the accounting principles reflected on Schedule 1.7(a) hereto. An example of the calculation of Working Capital as of the date hereof is set forth on Schedule 1.7(a).

“Working Capital Target” shall mean Nine Million Eighty-Nine Thousand Dollars ($9,089,000).

1.2 Closing.

(a) Date of Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Parent on the second Business Day following the date each of the conditions set forth in Sections 6.1 and 6.2 have been satisfied (or waived by the party entitled to waive that condition) or at such other place and time as the parties mutually agree. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.”

(b) Certificates of Merger.

(i) At the Closing, Merger Sub and Value Lighting shall cause the First Merger to be consummated by filing (i) a certificate of merger in the form to be agreed upon by the parties prior to the Closing Date (the “DE Certificate of Merger”) with the Secretary of State of the State of Delaware and executed and filed in accordance with the relevant provisions of the DGCL and (ii) certificate of merger in the form to be agreed upon by the parties prior to the Closing Date (the “GA Certificate of Merger” and together with the DE Certificate of Merger, the “First Certificates of Merger”) with the Secretary of State of the State of Georgia and executed and filed in accordance with the relevant provisions of the Georgia Business Corporation Code (the “GBCC”). The last time of acceptance of such filings by the Secretary of State of the State of Delaware and by the Secretary of State of the State of Georgia, or such later time as shall be agreed upon by Parent and Value Lighting and specified in the First Certificates of Merger, is referred to herein as the “First Effective Time.”

(ii) Immediately after the First Effective Time, Merger Sub and AL Enterprises shall cause the Second Merger to be consummated by filing (i) a certificate of merger in the form to be agreed upon by the parties prior to the Closing Date (the “Second DE Certificate of Merger”)

with the Secretary of State of the State of Delaware and executed and filed in accordance with the relevant provisions of the DGCL and (ii) certificate of merger in the form to be agreed upon by the parties prior to the Closing Date (the “Second TX Certificate of Merger” and together with the Second DE Certificate of Merger, the “Second Certificates of Merger”) with the Secretary of State of the State of Texas and executed and filed in accordance with the relevant provisions of the Texas Business Organizations Code (the “TBOC”). The last time of acceptance of such filings by the Secretary of State of the State of Delaware and by the Secretary of State of the State of Texas, or such later time as shall be agreed upon by Merger Sub and AL Enterprises and specified in the Second Certificates of Merger, is referred to herein as the “Second Effective Time.”

(c) Effects of the Mergers.

(i) At the First Effective Time, the effect of the First Merger shall be as provided in this Agreement, the First Certificates of Merger and the applicable provisions of the DGCL and the GBCC. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time all the property, rights, privileges, powers and franchises of Value Lighting and Merger Sub shall vest in Merger Sub as the surviving company of the First Merger, and all debts, liabilities and duties of Value Lighting and Merger Sub shall become debts, liabilities and duties of Merger Sub as the surviving company of the First Merger.

(ii) At the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the Second Certificate of Merger and the applicable provisions of the DGCL and the TBOC. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time all the property, rights, privileges, powers and franchises of AL Enterprises and Merger Sub shall vest in Merger Sub as the surviving company of the Second Merger, and all debts, liabilities and duties of AL Enterprises and Merger Sub shall become debts, liabilities and duties of Merger Sub as the surviving company of the Second Merger. Merger Sub, in its capacity as the company surviving the Mergers, is hereinafter sometimes referred to as the “Surviving Company.”

(d) Certificate of Incorporation and By-laws. At the First Effective Time and the Second Effective Time, (A) the certificate of incorporation of Merger Sub shall continue unchanged and shall be the certificate of incorporation of the Surviving Company, until thereafter amended as provided therein of by the DGCL, and (B) the by-laws of Merger Sub shall continue unchanged and be the by-laws of the Surviving Company, until thereafter amended as provided therein or by the DGCL.

(e) Officers. At the First Effective Time and Second Effective Time, individuals designated by Parent as the officers and directors of Merger Sub shall become the officers and directors of the Surviving Company, except as otherwise provided in Section 5.20.

(f) Stockholder Deliveries. At or prior to the Closing, the Stockholders shall have delivered or caused to be delivered to Parent, in form and substance satisfactory to Parent:

(i) duly executed certificates of non-foreign status duly executed by each Stockholder and satisfying the requirements of Treasury Regulation Section 1.1445-2(b) (the “FIRPTA Certificates”);

(ii) a duly executed Employment Agreement from each of Nations and Carlquist; and

(iii) a duly executed Escrow Agreement.

(g) Company Deliveries. At or prior to the Closing, each member of the Company Group shall have delivered or caused to be delivered to Parent, in form and substance satisfactory to Parent:

(i) a copy of the unanimous written consent of the directors or managers, as applicable, of such member of the Company Group approving the execution of this Agreement and the Related Agreements to which each member is a party and the consummation of the Mergers, certified as true, correct and complete by the Secretary of each member;

(ii) a certificate of existence and good standing for such member of the Company Group in its state of organization, certified by the Secretary of State of such state;

(iii) a copy of the certificate of incorporation or formation and the bylaws or operating agreement of such member of the Company Group (collectively, the “Charter Documents”), certified as true, correct and complete by the Secretary of such Person;

(iv) a certificate, signed by the Chief Executive Officer or other similar officer of such member of the Company Group, containing the calculation, in reasonable detail, of the Estimated Working Capital and Existing Indebtedness as of immediately prior to the Closing;

(v) a certificate, signed by the Chief Executive Officer or other similar officer of such member of the Company Group, specifying the calculation of the Third Party Expenses of the Company Group and the Stockholders as of immediately prior to the Closing, showing detail of all unpaid Third Party Expenses incurred or expected to be incurred by the Company Group or the Stockholders and not otherwise included in the Estimated Working Capital (including any Third Party Expenses anticipated to be incurred by the Company Group or the Stockholders after the Closing) in form reasonably satisfactory to Parent (the “Statement of Expenses”);

(vi) a duly executed director and officer resignation and release letter from each of the officers and directors of such member of the Company Group, in the form attached hereto as Exhibit D, effective as of the Closing, it being understood that Nations and Carlquist shall not resign from their positions as officers and directors of any member of the Company Group but will provide a release;

(vii) a duly executed Employment Agreement from each of Nations and Carlquist;

(viii) a duly executed Escrow Agreement;

(ix) the Approvals of parties to any Contract set forth on Schedule 1.2(g)(ix) hereto as are required thereunder in connection with the Mergers;

(x) payoff letters satisfactory to Parent providing for the termination and payment in full of all obligations under any Indebtedness listed on Schedule 1.3(g)(x) hereto as of the Closing Date (“Existing Indebtedness”);

(xi) evidence satisfactory to Parent that the Company Group has sent the notices set forth on Schedule 1.2(g)(xi) hereto;

(xii) all existing corporate books and records in the possession of the Company; and

(xiii) at least three (3) Business Days before the Closing, the Aggregate Consideration Spreadsheet.

(h) Parent and Merger Sub Deliveries. At the Closing, Parent and Merger Sub shall have delivered or caused to be delivered:

(i) evidence of payment of Indebtedness described in Section 1.4(a)(i);

(ii) the consideration set forth in Section 1.4(a)(ii) below;

(iii) the Employment Agreements to each of Nations and Carlquist;

(iv) a duly executed Escrow Agreement; and

(v) the Escrow Cash Amount to the Escrow Agent in accordance with the Escrow Agreement.

1.3 Effect on Capital Stock.

(a) Common Stock of Value Lighting and AL Enterprises.

(i) The shares of common stock of Value Lighting (the “Value Stock”) and the shares of common stock of AL Enterprises (the “AL Stock”) issued and outstanding following the First Effective Time and the Second Effective Time, respectively, shall automatically be cancelled and shall cease to exist, and each holder of any such shares of common stock shall cease to have any rights with respect thereto. At the First Effective Time and the Second Effective Time, each share of common stock of Merger Sub that is issued and outstanding immediately prior to the First Effective Time and the Second Effective Time will continue to constitute validly issued and outstanding shares of common stock of the Surviving Company. Such shares of common stock shall be the only shares of common stock of the Surviving Company that are issued and outstanding immediately after the First Effective Time and the Second Effective Time.

(ii) At the First Effective Time and the Second Effective Time, each certificate formerly representing any shares of Value Stock and AL Stock (the “Stock Certificates”) shall thereafter represent only the right to receive the applicable portion of the Merger consideration pursuant to Section 1.4.

(b) Cancellation of Treasury Stock. Each share of Value Stock and AL Stock issued and outstanding immediately prior to the First Effective Time and the Second Effective Time, respectively, that is owned by Value Lighting or AL Enterprises, as applicable (as treasury stock or otherwise) shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange thereof.

(c) Conversion of Common Stock of Value Lighting and AL Enterprises. Subject to Sections 1.4(f), 3.8 and 7.4(f), each share of Value Stock and AL Stock issued and outstanding immediately prior to the First Effective Time and the Second Effective Time, respectively, shall be entitled to receive:

(i) an amount in cash equal to the portion of the Closing Payment allocable to each share of common stock as set forth on the Aggregate Consideration Spreadsheet;

(ii) the right to receive the Subsequent Payment allocable to each share of common stock as set forth on the Aggregate Consideration Spreadsheet; and

(iii) the right to receive the Earn-Out Payments allocable to each share of common stock as set forth on the Aggregate Consideration Spreadsheet.

1.4 Payment of Merger Consideration.

(a) At the First Effective Time and the Second Effective Time, Parent shall make the following payments, in each case in accordance with the Aggregate Consideration Spreadsheet delivered pursuant to Section 1.2(g)(xiii):

(i) unless paid in full directly by the Company Group or the Stockholders at or before Closing, or assumed by Buyer or the Surviving Company, repay the Existing Indebtedness in accordance with payoff letters specified in Section 1.2(g)(x); and

(ii) disburse to the Stockholders an aggregate amount equal to the Closing Payment minus (y) the amount of the Existing Indebtedness in excess of Three Million Five Hundred Thousand Dollars ($3,500,000) and (z) the Escrow Cash Amount, such payment shall be allocated among the Stockholders in the respective amounts indicated on the Aggregate Consideration Spreadsheet and in accordance with the payment instructions provided by the Stockholders prior to the Closing (subject to any amounts withheld pursuant to Section 1.5).

(b) Subsequent Payment. On the six (6) month, twelve (12) month, eighteen (18) month and twenty-four (24) month anniversary of the Closing Date (each, an “Anniversary Date”), Parent shall pay the applicable portion of the Subsequent Payment in accordance with Section 1.4(b)(i), such payment to be made in either unregistered shares of Parent Stock or immediately available funds (subject to any amounts withheld pursuant to Section 1.5), as applicable, and allocated to each Stockholder in accordance with the Aggregate Consideration Spreadsheet.

(i) Consideration with a value of $28,100,000 (the “Subsequent Payment”) shall be paid to the Stockholders, of which twenty-four percent (24%) shall be issued and/or paid on the six (6) month Anniversary Date, thirty-two percent (32%) shall be issued and/or paid on the twelve (12) month Anniversary Date, twenty-two percent (22%) shall be issued and/or paid on the eighteen (18) month Anniversary Date and twenty-two percent (22%) shall be issued and/or paid on the twenty-four (24) month Anniversary Date. The Subsequent Payment shall consist of at least 6,245,000 unregistered shares of Parent Stock; provided, however, if the value of such shares of Parent Stock based on the Average Closing Price as of the Closing Date is less than the Subsequent Payment, additional consideration consisting of immediately available funds and/or additional unregistered shares of Parent Stock (such shares of Parent Stock shall be valued based on the Average Closing Price as of the Closing Date), as elected by Parent in its sole and absolute discretion, shall be issued and/or paid to the Stockholders, such that the value of the total consideration received by the Stockholders pursuant to this Section 1.4(b)(i) is equal to the Subsequent Payment. The shares of Parent Stock to be issued in respect of the Subsequent Payment shall be reduced by the Escrow Shares, which shall be deposited by Parent into Escrow and released in accordance with the terms of the Escrow Agreement.

(ii) The Subsequent Payment is deemed fully earned on the Closing Date in consideration of the Merger, and Parent is obligated to pay and deliver the same on the respective due dates thereof subject to no conditions, offsets, counterclaims or deductions whatsoever (except to the extent expressly provided in this Agreement and the Escrow Agreement).

(iii) With respect to any portion of the Subsequent Payment paid in unregistered shares of Parent Stock, the aggregate number of shares to be issued for such Subsequent Payment shall be calculated by dividing the amount of the relevant Subsequent Payment (or any portion thereof) by the Average Closing Price as of the Determination Date specified in Section 1.4(b)(i). The aggregate number of unregistered shares of Parent Stock issuable to the Stockholders pursuant to Section 1.4(b) is hereinafter referred to as the “Subsequent Payment Shares.”

(iv) If the Stockholders elect to sell a material portion of the Subsequent Payment Shares (including any Escrow Shares) at any time within one year after the issuance of such shares, the Stockholders shall use good faith efforts to coordinate such sale of Subsequent Payment Shares with Parent in a manner such that any market transactions are orderly. The Stockholders shall not enter into any transaction that has the effect of or is equivalent to selling short, or maintain a short equivalent position with respect to, the Parent Stock during the thirty (30) trading days immediately prior to any of the Anniversary Dates.

(v) If Parent at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Parent Stock into a greater number of shares, the amount of the Subsequent Payment Shares not yet issued immediately prior to such subdivision shall be proportionately increased, and if Parent at any time combines (by reverse stock split, recapitalization or otherwise) its outstanding shares of Parent Stock into a smaller number of shares, the amount of Subsequent Payment Shares not yet issued immediately prior to such combination shall be proportionately decreased; provided, however, that no such adjustments shall be made to the extent that number of Subsequent Payment Shares the unissued has not been determined by valuation in accordance with Section 1.4(b)(i).

(vi) In the event that a Parent Company sale occurs prior to any of the Subsequent Payment due dates, all Subsequent Payments shall be accelerated immediately prior to the closing of such Parent Company Sale.

(c) Earn-Out. The Stockholders are eligible to receive additional consideration (the “Earn-Out Payments”) as set forth in this Section 1.4(c). Parent shall pay all or any portion of each Earn-Out Payment in immediately available funds or unregistered shares of Parent Stock or any combination thereof, as elected by Parent in its sole and absolute discretion, as determined in accordance with this Section 1.4(c). The Earn-Out Payments shall be allocated to each Stockholder in accordance with the Aggregate Consideration Spreadsheet.

(i) If, during the First Earn-Out Period, the total Sales Revenue equals or exceeds $53,000,000 (the “2014 Sales Revenue Target”) and the EBITDA of the Company Group equals or exceeds $6,360,000 for the First Earn-Out Period (the “First Earn-Out Period EBITDA Target”), Parent shall issue unregistered shares of Parent Stock and/or pay to the Stockholders cash consideration equal to $5,000,000;

(ii) If during the Second Earn-Out Period, the total Sales Revenue equals or exceeds $63,500,000 (the “2015 Sales Revenue Target”) and the EBITDA of the Company Group equals or exceeds $7,620,000 for the Second Earn-Out Period, (the “Second Earn-Out Period EBITDA Target”) the Parent shall issue unregistered shares of Parent Stock and/or pay to the Stockholders cash consideration equal to $5,000,000.

(iii) If the Sales Revenue for the First Earn-Out Period equals (A) at least ninety percent (90%) but less than one hundred percent (100%) of the 2014 Sales Revenue Target and the First Earn-Out Period EBITDA Target has been achieved, Parent shall issue unregistered shares of Parent Stock and/or pay to the Stockholders consideration equal to $4,500,000; or (B) one hundred and ten percent (110%) or more of the 2014 Sales Revenue Target and the First Earn-Out Period EBITDA Target has been achieved, Parent shall issue unregistered shares of Parent Stock and/or pay to the Stockholders consideration equal to $5,500,000 (inclusive of the payment set forth in Section 1.4(c)(i) above; in other words, the Stockholders shall receive an additional $500,000 of consideration). If the Sales Revenue for the Second Earn-Out Period equals (A) at least ninety percent (90%) but less than one hundred percent (100%) of the 2015 Sales Revenue Target and the Second Earn-Out Period EBITDA Target has been achieved, Parent shall issue unregistered shares of Parent Stock and/or pay to the Stockholders consideration equal to $4,500,000; or (B) one hundred and ten percent (110%) or more of the 2015 Sales Revenue Target and the Second Earn-Out Period EBITDA Target has been achieved, Parent shall issue unregistered shares of Parent Stock and/or pay to the Stockholders consideration equal to $5,500,000 (inclusive of the payment set forth in Section 1.4(c)(ii) above; in other words, the Stockholders shall receive an additional $500,000 of consideration).

(iv) If Parent elects to pay all or any portion of any Earn-Out Payment in unregistered shares of Parent Stock, the aggregate number of shares to be issued for such Earn-Out Payment shall be calculated by dividing the amount of the relevant Earn-Out Payment (or any portion thereof) by the Average Closing Price as of the applicable Earn-Out Statement Finalization Date. The aggregate number of shares of unregistered Parent Stock issuable to the Stockholders pursuant to Section 1.4(c) is hereinafter referred to as the “Earn-Out Shares.”

(v) Parent covenants and agrees to use its commercially reasonable efforts to operate, and to cause the Company Group to operate, the Business of the Company Group during each of the Earn-Out Periods in the ordinary course of business consistent with past practices, with such modifications as Parent deems necessary to address then-existing market and business conditions. Parent shall not take any action during the Earn-Out Period that is intended to prohibit or otherwise limit the ability of the Stockholders to earn the Earn-Out Payments. Without limiting the generality of the foregoing, the accounting principles, practices, policies and methodologies used in the preparation of the Company Group’s 2013 audited financial statements shall be applied in determining Sales Revenue and EBITDA during the respective Earn-Out Periods, and Parent shall not charge or allocate to the Company Group management or service fees, or overhead expenses payable to Parent or its other Affiliates, unless otherwise discussed and agreed to by the parties, or otherwise impose expenses unusual as to character and amount that are inconsistent with past practices. Parent shall apply accounting principles, practices, policies and methodologies for matters such as reserves for slow-moving or obsolete inventory or for doubtful accounts consistently with the Company Group’s audited 2013 financial statements. Normalizing adjustments to Sales Revenue or EBITDA, as the case may be, shall be the Stockholders’ remedy for violations of this Section 1.4(c)(v).

(vi) The determination of the amount of Sales Revenue, the EBITDA of the Company Group and the Earn-Out Payments (including the number of Earn-Out Shares issuable, if applicable) made under this Section 1.4(c) shall be made in good faith by Parent, and written notice thereof (the “Earn-Out Payment Notice”) detailing the calculation of Sales Revenue, the EBITDA of the Company Group and the Earn-Out Payments shall be given to the Stockholders not later than ninety (90) calendar days after the end of the applicable Earn-Out Period. If the Stockholders dispute the calculation of the Sales Revenue, the EBITDA of the Company Group or the amount of the Earn-Out Payments contained in an Earn-Out Payment Notice, the Stockholders” Representative, on behalf of the Stockholders, may within thirty (30) calendar days after the receipt of such Earn-Out Payment Notice (the “Earn-Out Payment Review Period”) deliver written notice to Parent of any objections thereto, which written notice shall specify in reasonable detail the rationale for such disagreement and the amount in dispute. The Stockholders’ Representative, on behalf of the Stockholders, and Parent will attempt in good faith to reach an agreement as to any matters identified in such written notice as being in dispute. If Parent and the Stockholders fail to resolve all such matters in dispute within twenty (20) calendar days after the delivery by the Stockholders’ Representative of such written notice to Parent, then any matters identified in such written notice that remain in dispute shall be finally and conclusively determined by the Working Capital Arbitrator retained at the expense of the Parent and the Stockholders as provided herein; provided, further that Parent shall pay to the Stockholders the Earn-Out Payment equal to the portion of the Earn-Out Payment Notice that is not in dispute. Only the matters that remain in dispute shall be submitted to the Working Capital Arbitrator. Promptly, but not later than thirty (30) calendar days after its acceptance of its appointment, the Working Capital Arbitrator will determine only those matters in dispute and will render a written report as to the disputed matters and any disputed calculations included in the applicable Earn-Out Payment Notice, which written report of the Working Capital Arbitrator will be conclusive and binding upon the parties hereto. The costs and expenses of the Working Capital Arbitrator shall be borne by Parent, on the one hand, and the Stockholders, on the other hand, in equal portions. The Working Capital Arbitrator shall have the power and discretion to asses a greater portion of its costs and expenses against Parent, on the one hand, or the Stockholders, on the other hand, to the extent that such party has made claims or interposed defenses without credible basis or otherwise to avoid an unjust result. Such disproportionate allocation, if applicable, will also be determined by the Working Capital Arbitrator and be included in the Working Capital Arbitrator’s written report. If the Stockholders’

Representative fails to notify Parent of any disputes within the Earn-Out Payment Period, the Earn-Out Payment Notice will be conclusive and binding on Parent and the Stockholders. If the Stockholders’ Representative notifies Parent of their agreement with all of the items in the Earn-Out Payment Notice, such items will be conclusive and binding on Parent and the Stockholders immediately upon such notice. The date on which the Earn-Out Payment Notice becomes conclusive and binding on the parties hereto (including as a result of any determination by the Working Capital Arbitrator) is referred to as the “Earn-Out Statement Finalization Date.”

(vii) Parent shall pay the Earn-Out Payments to the Stockholders within ten (10) calendar days after the Earn-Out Statement Finalization Date; provided, that, to the extent a dispute relating to the Earn-Out Payment Notice is submitted to the Working Capital Arbitrator, then any portion of the Earn-Out Payment that is not in dispute shall be paid by Parent within ten (10) calendar days after submission of the dispute to the Working Capital Arbitrator.

(viii) The parties agree that the payment of the Earn-Out Payments pursuant to this Section 1.4(c) shall be treated for all Tax purposes as an adjustment to the purchase price other than amounts required to be treated as interest for such purposes and unless otherwise required by applicable law or a determination within the meaning of Section 1313 of the Code.

(ix) At reasonable times and during normal business hours, Parent shall permit the Stockholders and its legal, accounting and financial advisors and other representatives to examine the financial books and records of the Company, to make such inspections and copies of such books and records as they may reasonably require, and to discuss such matters with the appropriate personnel of Parent and the Company, each to the extent incident to the right of the Stockholders to object to Parent’s calculation of the amounts set forth in the Earn-Out Payment Notice. All information acquired during such examination shall be deemed “Confidential Information” for purposes of this Agreement.

(d) In the event of a transfer of ownership of a share of Value Stock or AL Stock that is not registered in the stock transfer books of Value Lighting or AL Enterprises, as applicable, the proper amount of the Subsequent Payment Shares and Earn-Out Shares (as determined in accordance with, and subject to, the terms of this Article I) may be paid in exchange therefor to a Person other than the Person in whose name the Stock Certificate so surrendered is registered if such Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and accompanied by all the documents required by Section 1.4(c) and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Stock Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash or stock consideration payable upon surrender of any Stock Certificate.

(e) None of the Surviving Company, Merger Sub, Parent, Value Lighting or AL Enterprises shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) If any Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Stock Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Stock Certificate, Parent will issue, in exchange for such lost, stolen or destroyed Stock Certificate, the Subsequent Payment Shares and Earn-Out Shares, in each case pursuant to this Agreement.

1.5 Withholding Taxes. Parent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non-U.S. Tax law or under any applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.6 NASDAQ Limitation. Notwithstanding any provision in this Agreement to the contrary, Parent shall not issue shares of Parent Stock under this Agreement to the extent (and only to the extent) such issuance would require the prior approval of the stockholders of Parent pursuant to NASDAQ Listing Rule 5635, and in lieu of such issuance Parent will make payment pursuant to this Agreement in an equivalent number of shares of Series D Preferred Stock.

1.7 Adjustment of Closing Consideration.

(a) Estimated Working Capital. (a) The Company Group and the Stockholders shall prepare and deliver to Parent (such delivery to be made at least two (2) calendar days prior to the Closing Date) a balance sheet of the Company Group as of the Closing Date (the “Estimated Closing Balance Sheet”) containing their good faith best estimate of the Working Capital as of the Closing Date after giving effect to the Third Party Expenses incurred by the Company Group (the “Estimated Working Capital”). The Estimated Closing Balance Sheet, and the calculation of Estimated Working Capital, shall be prepared consistently with the formula and the accounting principles set forth on Schedule 1.7(a). If the Estimated Working Capital is less than the Working Capital Target, then the Aggregate Consideration will be decreased dollar-for-dollar by the amount of such shortfall in the form of a reduction in (y) first, the Closing Payment to be delivered by Parent to the Stockholders pursuant to Section 1.4(a) until no Closing Payment remains and (z) second, to the Subsequent Payment until no Subsequent Payment remains. If the Estimated Working Capital is greater than the Working Capital Target, then the Closing Payment will be increased dollar-for-dollar by the amount of such excess. Notwithstanding anything to the contrary contained herein, there shall be no adjustment to the Aggregate Consideration if the Estimated Working Capital is within $50,000 of the Working Capital Target.

(b) Actual Working Capital. As soon as practicable after the Closing Date hereof, but not later than sixty (60) calendar days after the Closing Date, Parent shall prepare and deliver to the Stockholders (i) a balance sheet of the Company Group as of the Closing Date (the “Final Closing Balance Sheet”), reflecting all adjustments made by Parent to the Estimated Closing Balance Sheet, (ii) Parent’s calculation of the Working Capital as of the Closing Date (the “Actual Working Capital”), and (iii) all work papers and copies of source documents that reasonably support and document Parent’s determination of the Final Closing Balance Sheet and the Actual Working Capital (collectively, the “Supporting Documents”). The Final Closing Balance Sheet, and the calculation of Actual Working Capital, is to be prepared consistently with Schedule 1.7(a). Any adjustments made to the inventory or accounts receivable reserves in connection with the Company Group’s audit of the December 31, 2013 balance sheet will be made both to the Working Capital Target and to the Actual Working Capital. No adjustment increasing reserves for obsolete or slow-moving inventory, or increasing reserves for doubtful accounts, shall be made by Parent to Stockholders’ computations thereof on the Estimated Closing Balance Sheet so long as Stockholders’ estimates apply the methodology used in connection with the audit of the Company Group’s December 31, 2013 balance sheet. The Stockholders and their accountants and other representatives shall cooperate fully and in good faith with Parent in the preparation and review of the Final Closing Balance Sheet (including by providing access to accountants’ work papers relevant to the Estimated Closing Balance Sheet).

(c) Objection Notice. Within twenty (20) calendar days after the delivery of the Final Closing Balance Sheet and Supporting Documents to the Stockholders (the “Review Period”), the Stockholders’ Representative, on behalf the Stockholders, may deliver written notice (the “Protest Notice”) to Parent of any objections to Parent’s calculation of the Actual Working Capital. The Protest Notice shall (i) describe the nature of the Stockholders’ objection in reasonable detail, (ii) identify the specific items involved and the dollar amount of each such objection, and (iii) be accompanied with reasonable supporting documentation for each of the Stockholders’ objections. In the event that the Stockholders’ Representative does not deliver a Protest Notice, the Stockholders’ Representative will provide Parent with a notice by the end of the Review Period indicating that the Stockholders’ Representative accepts the Final Closing Balance Sheet and Parent’s calculation of the Actual Working Capital (an “Acceptance Notice”); provided, however, that in the absence of a timely provided Protest Notice or Acceptance Notice (as applicable) by the end of the Review Period, the Stockholders will be deemed to have accepted the Final Closing Balance Sheet and Parent’s calculation of the Actual Working Capital.

(d) Dispute Resolution. If the Stockholders’ Representative timely delivers a Protest Notice to Parent, then any dispute shall be resolved as follows:

(i) Parent and the Stockholders’ Representative shall promptly endeavor to negotiate in good faith to agree upon the amount of the Actual Working Capital. If Parent and the Stockholders reach such an agreement, the Stockholders’ Representative shall provide Parent with an Acceptance Notice based on a finalized Final Closing Balance Sheet and calculation of Actual Working Capital mutually agreed to by Parent and the Stockholders’ Representative, which Acceptance Notice shall reflect such mutual agreement. If such an agreement determining the amount of the Actual Working Capital has not been reached within thirty (30) calendar days after the date of Parent’s receipt of the Protest Notice, then each of Parent’s and Stockholders’ determination of the items in dispute shall be submitted to a nationally recognized accounting firm mutually agreed to by the parties (with whom neither Parent or its principals, nor the Company or the Stockholders, have any competitive interests with, ownership interests in, or other conflicts of interests concerning) to arbitrate the dispute over the calculation of the Actual Working Capital (the “Working Capital Arbiter”). Upon the selection of the Working Capital Arbiter, each of Parent’s and the Stockholders’ determination of the items in dispute shall be submitted to the Working Capital Arbiter.

(ii) The Working Capital Arbiter shall be directed to render a detailed written report that sets forth the resolution of all items in dispute and that contains a final copy of the Final Closing Balance Sheet as promptly as practicable, and to resolve only those issues of dispute set forth in the Protest Notice. The Stockholders and Parent shall, in accordance with the timetables established by the Working Capital Arbiter, each furnish the Working Capital Arbiter with such work papers, schedules and other documents and information relating to the unresolved disputed issues as the Working Capital Arbiter may reasonably request. The Working Capital Arbiter shall establish the procedures it shall follow (including procedures regarding the presentation of materials supporting each party’s position) giving due regard to the mutual intention of Parent and the Stockholders to resolve each of the disputed items and amounts as accurately, quickly, efficiently and inexpensively as possible, but in no event later than sixty (60) calendar days after the Protest Notice is sent by the Stockholders’ Representative. The Working Capital Arbiter’s resolution of the dispute and the calculation of the Actual Working Capital shall be final and binding upon the parties, absent manifest error. The fees and expenses of the Working Capital Arbiter shall be borne equally by Parent, on the one hand, and the Stockholders, on the other hand.

(e) Working Capital Adjustment. After the final determination of the Actual Working Capital, the Aggregate Consideration shall be adjusted as follows:

(i) If Actual Working Capital is less than the Estimated Working Capital, then the Closing Payment shall be reduced dollar-for-dollar by the entire amount of such deficit, and Parent shall be entitled to the amount of such reduction, which amount shall be satisfied first by the Escrow Cash Amount, until no Escrow Cash Amount remains, and then by setoff from the Escrow Shares until no Escrow Shares remain, and then by setoff from the Subsequent Payment, if not yet paid, until no Subsequent Payment remains, and then by return of the Closing Payment by the Stockholders until no Closing Payment remains and, to the extent previously paid, the Subsequent Payment until no Subsequent Payment remains, which return of funds and shares must occur within ten (10) Business Days after the date of final determination of Actual Working Capital. If the Estimated Working Capital exceeds the amount of the Actual Working Capital by more than the Closing Payment, then the Stockholders shall return to the Parent an aggregate number of Earn-Out Shares determined by dividing the amount of such excess by the Average Closing Price as of the Closing Date, which return of Earn-Out Shares must occur within ten (10) Business Days after the date of final determination of Actual Working Capital.

(ii) If Actual Working Capital is greater than Estimated Working Capital, then the Aggregate Consideration shall be increased dollar-for-dollar by the entire amount of such surplus, and the Stockholders shall be entitled to the amount of such increase, which amount shall be paid by Parent in the form of immediately available funds within ten (10) Business Days after the date of final determination of Actual Working Capital.

ARTICLE II

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

The Stockholders hereby severally and not jointly represent and warrant to Parent, subject to such exceptions as are specifically disclosed in the disclosure schedule dated as of the date hereof (referencing the appropriate section and subsection numbers) supplied by the Company Group and the Stockholders to Parent (the “Disclosure Schedule”), as follows (for the avoidance of doubt, any references to the “Company” set forth in Article II refers to each member of the Company Group):

2.1 Organization of the Company.

(a) Each member of the Company Group is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization set forth on Section 2.1(a) of the Disclosure Schedule and has the requisite corporate or limited liability company power and authority, as applicable, to own, lease and operate its assets and properties and to carry on its Business as currently conducted. No governing body of any member of the Company Group has approved or proposed any amendment to or restatement of any of its Charter Documents.

(b) Section 2.1(b) of the Disclosure Schedule lists all the directors, managers and officers of the Company Group.

(c) Section 2.1(c) of the Disclosure Schedule lists every state or foreign jurisdiction in which any member of the Company Group has offices, warehouses or other leased real property, or in which any of its current employees are resident or stationed.

2.2 Capitalization.

(a) The authorized and issued and outstanding equity interests of each member of the Company Group (the “Company Equity Interests”) are set forth on Schedule 2.2(a). The Stockholders are, collectively, the sole record and beneficial owners of all issued and outstanding Company Equity Interests. All outstanding Company Equity Interests are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents, or any Contract to which any member of the Company Group is a party or by which it is bound. Except as set forth in Section 2.2(a) of the Disclosure Schedule, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind relating to the Company Equity Interests or obligating the Stockholders or any member of the Company Group to issue or sell any other interests in the Company Group.

(b) All outstanding Company Equity Interests have been issued in compliance in all material respects with applicable federal, state, foreign or local statutes, laws, rules or regulations, including federal and state securities laws.

(c) Except as set forth in Schedule 2.2(c), the Company Group has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity or equity-related compensation to any Person. Except for the consideration payable to the Stockholders in accordance with Section 1.5 of this Agreement in respect of the Company Equity Interests held by them, no Person is entitled to any payment as a result of, or arising from, the Mergers.

(d) There are no options, warrants, calls, rights, convertible securities or Contracts of any character, written or oral, to which any member of the Company Group is a party or by which any member of the Company Group is bound obligating any member of the Company Group to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any equity interests of any member of the Company Group or obligating any member of the Company Group to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There is no outstanding or authorized equity appreciation, phantom equity interests, profit participation or other similar right with respect to any member of the Company Group. As a result of the Mergers, Parent will be the sole record and beneficial holder of all of the issued and outstanding Company Equity Interests and all rights to acquire or receive any Company Equity Interests or any interests therein or related thereto, whether or not any of the Company Equity Interests are outstanding.

(e) Except as set forth on Schedule 2.2(e), there are no (i) voting trusts, proxies, or other Contracts with respect to the Company Equity Interests, and (ii) Contracts to which any member of the Company Group is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag along” rights) of the Company Equity Interests.

2.3 Subsidiaries. Except as set forth on Schedule 2.3, the Company Group does not have and has never had any subsidiaries or affiliated companies and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, and has no obligation to make any debt or equity investment in or contribution to, directly or indirectly, any other Person.

2.4 Authority and Enforceability. Each member of the Company Group has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the Transactions. The execution and delivery of this Agreement and any Related Agreements to which each member of the Company Group is a party and the consummation of the Transactions have been duly authorized by all necessary corporate or limited liability company action on the part of each member of the Company Group and no further corporate or limited liability company action is required on the part of any such Person to authorize this Agreement and any Related Agreements to which it is a party and the Transactions. This Agreement and the Mergers have been unanimously approved by the Board of Directors or other governing body of each member of the Company Group and by the holders of all outstanding Company Equity Interests. This Agreement and each of the Related Agreements to which each member of the Company Group is a party have been duly executed and delivered by each such member and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of each member of the Company Group enforceable against them in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.5 No Conflict. The execution and delivery by each member of the Company Group of this Agreement and any Related Agreement to which each such member is a party, and the consummation of the Transactions, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the Charter Documents of member of the Company Group, (ii) any Material Contract to which any member of the Company Group is a party or by which any of its properties or assets may be bound, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to any member of the Company Group or any of its properties or assets (whether tangible or intangible). Schedule 2.5 sets forth all necessary Approvals of parties to any Contracts as are required thereunder in connection with the Mergers, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Closing so as to preserve all rights of, and benefits to, the Company, under such Contracts from and after the Closing. Following the Closing, each member of the Company Group will continue to be permitted to exercise all of its rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which such member would otherwise be required to pay pursuant to the terms of such Contracts had the Transactions not occurred.

2.6 Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing (each, an “Approval”) with any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission (each, a “Governmental Entity”) or other Person is required by, or with respect to, each member of the Company Group in connection with the execution and delivery of this Agreement and any Related Agreement to which such Person is a party or the consummation of the Transactions, except for such Approvals as may be required under applicable securities laws.

2.7 Company Financials.

(a) Financial Statements. Schedule 2.7(a) sets forth the unaudited balance sheets as of December 31, 2013 (the “Balance Sheet Date”) of the Company Group, and the related unaudited consolidated statements of income for the twelve (12) months then-ended (the “Financials”). The Financials present fairly in all material respects the combined financial condition and operating results of the Company Group as of the dates and during the periods indicated therein. The unaudited consolidated balance sheet of the Company Group as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.”

(b) Accounts Receivable. All of the accounts receivable of the Company Group arose in the ordinary course of business, are not subject to any valid set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement. The reserves for noncollectibility set forth in the Current Balance Sheet are reasonable and good faith estimates based on the current Knowledge of the Company Group. No Person has any Lien on any accounts receivable of the Company Group, other than Uniform Commercial Code security interests disclosed on Schedule 2.13(c), and no agreement for deduction or discount has been made with respect to any accounts receivable of the Company Group. Schedule 2.7(b) sets forth the aging of the accounts receivable of the Company Group as of the date set forth thereon.

2.8 No Undisclosed Liabilities; Absence of Certain Changes; Debt Instruments.

(a) The Company Group does not have any Liabilities, except for those which (i) have been reflected in the Current Balance Sheet, (ii) have arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date and prior to the date hereof and are reflected in the calculation of the Working Capital, or (iii) are disclosed on Schedule 2.8(a).

(b) Except as set forth on Schedule 2.8(b), during the period from the Balance Sheet Date to the date of this Agreement, the Company Group has conducted the Business in accordance with Section 5.1(a) and has not taken any actions prohibited by Section 5.1(b).

(c) To the Knowledge of the Company Group, since the Balance Sheet Date, there has not occurred any event or condition of any character that has had or would be reasonably likely to have, either individually or in the aggregate with all such other events or conditions, a Material Adverse Effect with respect to the Company Group.

(d) Schedule 1.3(g)(x) hereto identifies all promissory notes and other evidences of Indebtedness issued by any member of the Company Group and outstanding as of the date hereof (collectively, the “Notes”). Except as set forth on Schedule 1.3(g)(x), the Company Group has no outstanding Indebtedness.

2.9 Tax Matters.

(a) For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties (including stamp duty), impositions and Liabilities, including, without limitation, capital gains tax, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties, and additions imposed with respect to such amounts, (ii) any Liability for the payment of any amounts of the type described in clause (i) of this Section 2.9(a) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group (including any arrangement for group or consortium relief or similar arrangement) for any period, and (iii) any Liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.9(a) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any Contract with any other Person with respect to such amounts and including any Liability for taxes of a predecessor or transferor or otherwise by operation of law.

(b) Each member of the Company Group has (i) prepared and timely filed all required U.S. federal, state, local and non-U.S. returns, estimates, information statements and reports (“Returns”) relating to any and all Taxes concerning or attributable to the Company Group or its operations and such Returns are true and correct and have been completed in accordance with applicable law and (ii) timely paid all Taxes it is required to pay (whether or not shown on a Return) or has appropriately reserved on its financial statements for all Taxes that are not yet due and payable (whether or not shown on any Return) that have accrued up to and including the Closing Date, which reserves and accruals are fully and accurately reflected in the financial records used to calculate Working Capital.

(c) The Company Group has paid or withheld with respect to its employees, equity holders and other third parties to whom the Company Group is responsible for making such payments or withholdings, if any, all U.S. federal, state and non-U.S. income Taxes and social security charges and similar fees, Federal Insurance Contribution Act Taxes, Federal Unemployment Tax Act Taxes and any and all other Taxes required to be paid or withheld, and has timely paid over any such Taxes to the appropriate authorities.

(d) The Company Group is not delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Company Group, nor has the Company Group executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(e) No audit or other examination of any Return of the Company Group is presently in progress, the Company Group has not been notified of any request for such an audit or other examination, and neither the Company Group nor any of the Stockholders has knowledge that any such action or proceeding is being contemplated.

(f) Each member of the Company Group has delivered to Parent copies of all of its federal, Georgia and Texas state income Tax Returns filed for 2010, 2011 and 2012, as applicable.

(g) No claim has ever been made by an authority in a jurisdiction where any member of the Company Group does not file Returns that it is or may be subject to taxation by that jurisdiction.

(h) The Company Group (a) has never been a party to any Tax sharing, indemnification or allocation Contract, nor does the Company Group owe any amount under any such Contract, (b) has no Liability for the Taxes of any Person (other than the Company) under Treasury Regulation §1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by Contract, by operation of law or otherwise and (c) has ever been a party to any joint venture, partnership or other Contract that could be treated as a partnership for Tax purposes.

(i) The Company Group has not engaged in a “reportable transaction,” as set forth in Treasury Regulation §1.6011-4(b) or any similar provision of state, local or non-U.S. law, or any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a listed transaction as set forth in Treasury Regulation §1.6011-4(b)(2).

(j) No member of the Company Group has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax free treatment under Section 355 of the Code.

(k) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale or open transaction made or consummated on or prior to the Closing Date, (ii) any prepaid amount received on or prior to the Closing Date, (iii) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law), or (iv) a change in the method of accounting for a period ending prior to or (unless such change is requested by the Company after the Closing Date) including the Closing Date.

(l) Except as set forth on Schedule 2.9(l), the Company is not a party to any Contract that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code. Each such nonqualified deferred compensation plan has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and IRS Notice 2005-1. No nonqualified deferred compensation plan has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004. No stock option or other right to acquire Company Equity Interests or other interests of the Company (i) has an exercise price that is less than the fair market value of the underlying equity as of the date such option or right was granted, (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, (iii) has been granted after December 31, 2004, with respect to any Company Equity Interests that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A) or (iv) has failed to be properly accounted for in accordance with GAAP in the Company’s financial statements. The Company is not a party to, or otherwise obligated under, any Contract that provides for a gross up of Taxes imposed by Section 409A of the Code.

(m) Each member of the Company Group, as applicable, has properly and timely elected as of the date of its formation (or such other date as indicated on Schedule 2.9(m) to be treated as an “S Corporation” (as defined in Section 1361(a)(1) of the Code) for federal income Tax purposes and for the purposes of any applicable state and local Tax laws. Such elections have not been termination or revoked by any member of the Company Group. Value Houston is properly treated as a partnership for federal income Tax purposes and for the purposes of any applicable state and local Tax laws and has been so treated since the date of its inception, and no member of the Company Group has made an election for Value Houston to be treated as an association taxable as a corporation for such purposes.

2.10 Restrictions on Business Activities. There is no Contract (non-competition or otherwise), judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or may reasonably be expected to have the effect of prohibiting or impairing any Business practice of the Company, any acquisition of property (tangible or intangible) by the Company, the conduct of Business by the Company, or otherwise limiting the freedom of the

Company to engage in any line of business or to compete with any Person. Without limiting the generality of the foregoing, the Company has not entered into any Contract under which such Person is, or may become, restricted from developing, selling, licensing, manufacturing or otherwise distributing or commercializing any Company Intellectual Property or any lighting products (including the Company Products) or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market, including by means of any grant of exclusivity.

2.11 Title to Properties; Absence of Liens and Encumbrances; Condition and Sufficiency of Assets; Inventory; Bank Information.

(a) The Company does not own any real property, and the Company has never owned any real property.

(b) Except as set forth on Schedule 2.11(b), the Company has not entered into, nor is it bound by, any Contract (including any lease, lease guaranty or sublease) for the leasing, use or occupancy of, or otherwise granting a right in or relating to any real property.

(c) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in and/or necessary for the conduct of the Business as currently conducted and as proposed to be conducted by the Company, free and clear of any Liens, except Permitted Liens and Uniform Commercial Code security interests disclosed on Schedule 2.11(c).

(d) To the Knowledge of the Company, the rights, property and assets (including Company Intellectual Property) used or held for use in the conduct of the Business are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing. At the Closing, the Company Group will hold all assets used or held for use in the conduct of the Business. No Person other than the Company Group owns or controls any rights, property or assets (including the Company Intellectual Property) used in conducting the Business. The Business is not conducted through any Affiliates of the Company Group.

(e) The inventory of the Company Group is valued at the [lower of Stockholders’ cost or market value. The reserves set forth in the Current Balance Sheet are reasonable and good faith estimates based on the Knowledge of the Company Group of inventory which is damaged, in unmarketable condition, obsolete or maintained at levels in excess of normal operating requirements of the Company consistent with past practice.

(f) Prior to the Closing, the Company shall provide a true and complete list of (i) the name and address of each bank in which each member of the Company Group has an account, (ii) the account number of each such account and (iii) the authorized signatories of each such account.

2.12 Intellectual Property.

(a) The Company is the sole and exclusive owner of each item of Company Intellectual Property and of each Company Product, free and clear of any Liens, except for Permitted Liens. To the Knowledge of the Company, the Company has taken all reasonable steps that are required or necessary to protect the confidentiality of confidential information and trade secrets of the Company or of any other Person that has provided any confidential information or trade secrets to the Company.

(b) To the Knowledge of the Company, the operation of the Business as it is currently conducted does not infringe any Intellectual Property Rights of any Person. Neither the Company nor the Stockholders have received written notice from any Person claiming that such operation or any act, any Company Product or any Technology used by the Company or any Company Intellectual

Property infringes any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have Knowledge of any basis therefor). No Company Product or Company Intellectual Property is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, provision, transfer, assignment or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Product or Company Intellectual Property. To the Knowledge of the Company, no Person is infringing any Company Intellectual Property.

2.13 Agreements, Contracts and Commitments.

(a) Except as set forth in Schedule 2.13 (specifying the appropriate subparagraph below), no member of the Company Group is a party to, or has or may acquire any obligations, rights or benefits under:

(i) any Contract that would restrict the ability of the Company or any of its affiliates (including any Contract that would restrict the ability of Parent or any of its affiliates) to conduct or compete with any line of business or operations or beneficially own any assets, properties or rights, anywhere at any time;

(ii) any employment, contractor or consulting Contract with a current employee or individual consultant, contractor, or salesperson, or any Contract to grant any severance or termination pay (in cash or otherwise) to any employee or consultant, contractor or salesperson;

(iii) any Contract, including any option plan, appreciation rights plan or purchase plan, (A) any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated or may be accelerated, by the occurrence of any of the Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Transactions or (B) that provides for the payment of any consideration by the Company or any Stockholder to any Person arising from the consummation of the Mergers;

(iv) any lease of personal property or other Contract affecting the ownership of, leasing of, or other interest in, any personal property, in each case, providing for annual payments in excess of $50,000 individually or $200,000 in the aggregate;

(v) any surety or guarantee agreement or other similar undertaking with respect to contractual performance;

(vi) any Contract relating to capital expenditures and involving future payments in excess of $50,000 individually or $200,000 in the aggregate;

(vii) any Contract relating to the disposition or acquisition of assets or any interest or capital stock in any business enterprise outside the ordinary course of business;

(viii) any mortgage, indenture, guarantee, bond, loan or credit agreement, security agreement or other Contract relating to the borrowing of money or extension of credit;

(ix) any Contract (including purchase orders) that involves performance of services or delivery of goods or materials by or to the Company other than in the ordinary course of business with unrelated third parties;

(x) any dealer, distribution, joint marketing, strategic alliance, affiliate or development agreement or outsourcing arrangement;

(xi) any hedging, swap, derivative, ISDA or similar Contract;

(xii) any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller or independent software vendor, or other Contract for manufacture, use or distribution of the Company Products, Company Technology or services of the Company;

(xiii) any nondisclosure, confidentiality or similar agreement;

(xiv) any other Contract that obligates the Company to provide indemnification of any third party against claims and liabilities other than those of a kind insurable under the Company’s general liability insurance policies;

(xv) any Contract granting any option to purchase assets other than inventory sales in the ordinary course of business, or acquire a license, preemptive right to purchase equity of the Company, or right of first refusal or similar right to any Person to acquire any of the Company Group equity;

(xvi) to the Knowledge of the Company, any Contract that contains a “most favored nation” or similar preferential pricing term;

(xvii) any Contract to register securities under the Securities Act;

(xviii) any Contract that imposes a Lien on any material assets of the Company or any subsidiary;

(xix) any Contract providing for the exclusive right to distribute products in any geographic region or distribution channel;

(xx) any Contract pursuant to which the Company has recorded or expects to record deferred revenue; or

(xxi) to the Knowledge of the Company, any Contract or purchase order for which the Company reasonably expects to incur a Loss.

(b) Each Contract disclosed in the Disclosure Schedule or required to be disclosed pursuant to this Section 2.13 as well as Section 2.13(b) is referred to herein as a “Material Contract” and collectively as the “Material Contracts.”

(c) Each Material Contract to which any member of the Company Group is a party or any of its properties or assets (whether tangible or intangible) is subject is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, and is in full force and effect with respect to such Person and, to the Knowledge of the Company, any other party thereto, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Each member of the Company Group is in compliance in all material respects with and has not materially breached, violated or defaulted under, or received notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any Material Contract, nor to the Knowledge of the Company has any party obligated to any member of the Company Group pursuant to any Material Contract materially breached, violated or defaulted thereunder, nor does the Company have Knowledge of any presently existing facts or circumstances that, with the lapse of time, giving of notice, or both would constitute such a material breach, violation or default by any member of the Company Group or any such other party.

2.14 Interested Party Transactions.

(a) Except as set forth on Schedule 2.14, none of the Stockholders nor any officer, director, manager, employee or equity holder of the Company, or any immediate family member of the Stockholders or any of the Company, or any trust, partnership or corporation in which the Company has or has had an interest (each, an “Interested Party”), has or has had, directly or indirectly, (i) any interest in any Person that furnished or sold, or furnishes or sells, services, products, or technology that the Company furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any Person that purchases from or sells or furnishes to the Company, any goods or services, or (iii) any interest in, or is a party to, any Contract to which the Company is a party or by which any properties or assets of the Company are bound or has any right or claim against the Company or any of its assets; provided, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any Person” for purposes of this Section 2.14. No Contract with any Interested Party will be in effect following the Closing, except for the Employment Agreements and the lease to be entered into pursuant to Section 6.1(a).

(b) All transactions pursuant to which any Interested Party has purchased any services, products, or technology from, or sold or furnished any services, products or technology to, the Company that were entered into on or after January 1, 2012 have been on an arms-length basis on terms no less favorable to the Company than would be available from an unaffiliated party, provided, that this Section 2.14(b) shall not apply to intercompany transactions solely between the members of the Company Group.

2.15 Company Authorizations. Each Permit (i) pursuant to which the Company currently operates or holds any interest in any of its property, or (ii) which is required for the operation of the Business as currently conducted or currently proposed to be conducted or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its Business or hold any interest in its property, rights or assets.

2.16 Litigation. Except as set forth on Schedule 2.16, there is no action, suit, claim, litigation, arbitration or proceeding of any nature pending, or to the Knowledge of the Company, threatened, against any member of the Company Group, its property (tangible or intangible) or any of the Stockholders or the Company’s officers or directors or managers (in their capacities as such). Except as set forth on Schedule 2.16, here is no investigation or other proceeding pending or, to the Knowledge of the Company and the Stockholders, threatened, against any member of the Company Group, any of its property (tangible or intangible) or any of the Stockholders or the Company Group’s officers or directors or managers (in their capacities as such) by or before any Governmental Entity.

2.17 Environmental Matters. The Company Group is in material compliance with all Environmental Laws relating to the properties or facilities used, leased or occupied by the Company Group (collectively, the “Company’s Facilities”), wherein the failure to so comply would have a Material Adverse Effect, which compliance includes obtaining, maintaining and complying with all Permits required under Environmental Laws to conduct the Business. To the Knowledge of the Company Group, no facts, circumstances or conditions exist with respect to the Company Group or any property currently or previously owned, operated or leased by the Company Group, or any property to which the Company Group arranged for the disposal or treatment of Hazardous Substances that could reasonably be expected to result in the Company Group, either individually or in the aggregate, incurring material liabilities under Environmental Laws. No legal proceeding or investigation is pending against the Company Group, or to the Knowledge of the Company Group, is being threatened against the Company Group, with respect to Hazardous Materials or Environmental Laws. The Company Group has made available to Parent all environmental reports, assessments and investigations that are in the possession of the Company Group relating to any facilities or real property ever owned, operated or leased by the Company Group.

2.18 Brokers’ and Finders’ Fees; Third Party Expenses. Except as set forth on Schedule 2.18, the Company has not incurred, nor will incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any Transaction, nor will Parent or the Company Group incur, directly or indirectly, any such Liability based on arrangements made by or on behalf of the Company or the Stockholders.

2.19 Employee Benefit Plans and Compensation.

(a) Schedule 2.19(a) contains a complete and accurate list of each program, policy, practice and Contract providing for employment, compensation, incentive or deferred compensation, severance, relocation, retention or change in control compensation or benefits, termination pay, retirement pay, profit-sharing, performance awards, stock or stock-related awards, fringe benefits or other benefits, including each “employee benefit plan” within the meaning of Section 3(3) of the ERISA which is or has been maintained, contributed to, or required to be contributed to by the Company or any affiliate within the meaning of Section 414(b), (c), (m), or (o) of the Code (“ERISA Affiliate”) or with respect to which the Company or any ERISA Affiliate has or may have any Liability (the “Company Employee Plans”). The Company does not have any Contract to establish any new, or modify any existing Company Employee Plan. At no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA) or any multiple employer plan (within the meaning of Sections 4063/4064 of ERISA and Section 413(c) of the Code). Neither the Company nor any ERISA Affiliate (i) has ever sponsored, participated in, or contributed to any pension plan which is subject to Title IV of ERISA or Section 412 of the Code or (ii) has incurred or reasonably expects to incur any material Liability pursuant to Title I or Title IV of ERISA (including any Controlled Group Liability) or the penalty, excise Tax or joint and several liability provisions of the Code, whether contingent or otherwise.

(b) Schedule 2.19(b) contains a complete and accurate list of the current employees as of the date hereof and shows with respect to each such employee (i) the employee’s name, position held, principal place of employment, base salary or hourly wage rate, as applicable, including each employee’s designation as either exempt or non-exempt from the overtime requirements of the Fair Labor Standards Act, and all other remuneration payable and other benefits provided or which the Company is bound to provide (whether at present or in the future) to each such employee, or any Person connected with any such employee, and includes, if any, particulars of all profit sharing, incentive and bonus arrangements to which the Company is a party, (ii) the date of hire, (iii) vacation eligibility for the current calendar year (including accrued vacation from prior years), (iv) leave status (including type of leave, and expected return date, if known), (v) visa status, (vi) the name of any union, collective bargaining agreement or other similar labor agreement covering such employee, (vii) accrued sick days for current calendar year, (viii) relevant prior notice period required in the event of termination, (ix) eligibility with respect to a Company car or travel expenses, (x) any severance or termination payment (in cash or otherwise) to which any employee could be entitled under existing contractual or other obligations, (xi) average over-time payments per month during the preceding twelve (12) month period for non-exempt employees and (xii) any performance, improvement or disciplinary issues contemplated or pending against such employee of which the Company has Knowledge.

(c) Schedule 2.19(c) contains an accurate and complete list of (i) all current independent contractors, and Persons that have a consulting or advisory relationship with the Company, (ii) the location at which independent contractors, consultants and advisors have been or are providing services, (iii) the rate of all regular, bonus or any other compensation payable to the current independent contractors, consultants and advisors, and (iv) the start date and termination date of any agreement binding any Person that has a current consulting or advisory relationship with the Company. Except as set forth in Schedule 2.19(c), all independent contractors, consultants and advisors to the Company can be terminated immediately and without notice or Liability on the part of the Company.

2.20 Insurance. Schedule 2.20 lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company Group, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There are and have been no claims since the date of the Company’s inception for which an insurance carrier has denied or threatened to deny coverage. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date), and the Company Group is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage).

2.21 Compliance with Laws. The Company has materially complied with, is not in violation in any material respect of, and has not received any written notices of violation with respect to, any foreign, federal, state or local statute, law or regulation. The Company is not subject to any outstanding order, writ, injunction or decree of any Governmental Entity.

2.22 No Other Representations. The Company Group acknowledges that Parent is not making any representation or warranty with respect to (a) any projections, estimates or budgets delivered to or made available to the Company Group of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Parent or the future business and operations of the Parent or (b) any other information or documents made available to the Company Group or its counsel, accountants or advisors with respect to the Parent or its Business, assets, liabilities or operations, except as expressly set forth in this Agreement. The Company Group acknowledges that the occurrence of the Closing shall be deemed to constitute the satisfaction and/or waiver to each of the conditions precedent set forth in this Agreement.

2.23 Disclaimer of Other Representations and Warranties; Knowledge; Disclosure. NEITHER STOCKHOLDERS NOR THE COMPANY GROUP HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE STOCKHOLDERS, THE COMPANY GROUP OR THE BUSINESS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE II.

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO THE STOCKHOLDERS

Each Stockholder hereby represents and warrants to Parent severally with respect to himself or herself only as follows:

3.1 Ownership of Value Stock and AL Stock. Such Stockholder is the sole record, legal and beneficial owner of all the outstanding shares of Value Stock and AL Stock set forth opposite such Stockholder’s name on the Aggregate Consideration Spreadsheet, and such shares of common stock are to be converted pursuant to this Agreement. None of the shares of Value Stock and AL Stock held by such Stockholder is subject to any Liens of any kind (other than in favor of the Company) and such Stockholder has not granted any rights to purchase any interests of any kind in the shares of Value Stock and AL Stock held by such Stockholder to any other Person. Such shares of Value Stock and AL Stock constitute the only shares of Value Stock and AL Stock owned, of record, beneficially or legally by such Stockholder, and such Stockholder has no other rights to acquire shares of Value Stock and AL Stock. If such Stockholder has purchased or otherwise acquired any shares of Value Stock and AL Stock subject to repurchase by the Company, such Stockholder has timely filed all elections and notices under Section 83(b) of the Code with respect to such shares of common stock. The Aggregate Consideration Spreadsheet hereto contains accurate wire-transfer instructions for such Stockholder and all other information on the Aggregate Consideration Spreadsheet relating to such Stockholder is accurate and complete.

3.2 Tax Matters. Such Stockholder has had an opportunity to review with his own Tax advisors the Tax consequences of the Mergers and the Transactions. Such Stockholder understands that he must rely solely on his advisors and not on any statements or representations made by Parent, the Company or any of their agents. Such Stockholder understands that it or they (and not Parent or the Company) shall be responsible for his own Tax Liability that may arise as a result of the Mergers or the Transactions.

3.3 Authority. Such Stockholder has the legal capacity to execute and deliver this Agreement and the Related Agreements to which he is a party and to consummate the Transactions. No further action is required on the part of such Stockholder to authorize this Agreement and the Related Agreements to which such Stockholder is a party and the Transactions. This Agreement and the Related Agreements to which such Stockholder is a party have been duly executed and delivered by such Stockholder, and, assuming the due authorization, execution and delivery by the Parent, constitute the valid and binding obligations of such Stockholder, enforceable in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

3.4 No Conflict. The execution and delivery by such Stockholder of this Agreement and the Related Agreements to which such Stockholder is a party and the consummation of the Transactions will not conflict with (i) any Contract to which the Stockholder or any of his properties or assets are subject (a “Stockholder Conflict”), or (ii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Stockholder or his properties or assets.

3.5 Consents. No Approval of any Governmental Entity or any other Person, including a party to any Contract with such Stockholder (so as not to trigger any Stockholder Conflict), is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement and the Related Agreements to which such Stockholder is a party or the consummation of the Transactions except for such Approvals as may be required under applicable securities laws.

3.6 Litigation. There is no action, suit, claim, litigation, arbitration or proceeding of any nature pending, or to the knowledge of such Stockholder, threatened, against such Stockholders or his properties (tangible or intangible), in each case that relates in any way to this Agreement, any Related Agreement or any of the Transactions. There is no investigation or other proceeding pending or, to the knowledge of such Stockholder, threatened, against such Stockholder or any of his properties (tangible or intangible) by or before any Governmental Entity, in each case that relates in any way to this Agreement, any Related Agreement or any of the Transactions.

3.7 Solvency. Such Stockholder is (and as of the Closing Date, after giving effect to the all of the Transactions, including the payment of all related fees and expenses, will be Solvent. For purposes of this Agreement, “Solvent” shall mean that, as of any date of determination, (a) the amount of the fair saleable value of the assets of such Stockholder exceeds, as of such date, the sum of (i) the value of all Liabilities of such Stockholder, including contingent and other Liabilities, as of such date, as such terms are generally determined in accordance with the applicable federal laws governing determinations of the solvency of debtors, and (ii) the amount that will be required to pay the probable Liabilities of such Stockholder on his existing debts and obligations (including contingent Liabilities) as such debts and obligations mature; and (b) such Stockholder will be able to pay his Liabilities, including contingent and other Liabilities, as they mature.

3.8 Investment. Such Stockholder: (i) is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in securities including the Subsequent Payment Shares and the Earn-Out Shares; (ii) is acquiring, when issued, the Subsequent Payment Shares and the Earn-Out Shares for his own account for investment only and with no present intention of distributing any of such shares or any arrangement or understanding with any other persons regarding the distribution of such shares within the meaning of Section 2(11) of the Securities Act; (iii) will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any such shares except in compliance with the Securities Act, applicable state securities laws and the respective rules and regulations promulgated thereunder; and (iv) is, and at the time of issuance of the Subsequent Payment Shares and Earn-Out Shares will be, an Accredited Investor. Such Stockholder understands that his acquisition of the Subsequent Payment Shares and Earn-Out Shares will not be registered under the Securities Act, or registered or qualified under any state securities laws in reliance on specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of such Stockholder’s investment intent as expressed herein.

3.9 Brokers. Such Stockholder has not employed any broker, finder or investment banker or incurred any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any Related Agreement or any Transaction except for those whose fees, costs, expenses, indemnification and other rights shall be the exclusive responsibility of the Stockholders or included as a Liability in the Working Capital and are set forth on Schedule 3.9.

3.10 No Related Business. Such Stockholder does not (a) own shares of capital stock or any other interest in, and does not control, in each case directly or directly, any other Person engaged in any business similar or related to the Business conducted by the Company Group as of the Closing Date, or (b) control any other assets used in the Business conducted by the Company Group as of the Closing Date except for those assets owned by the Company Group.

3.11 No Other Representations. Such Stockholder acknowledges that the Parent is not making any representation or warranty with respect to (a) any projections, estimates or budgets delivered to or made available to Stockholders of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Parent or the future business and operations of the Parent or (b) any other information or documents made available to such Stockholder or its counsel, accountants or advisors with respect to the Parent or its Business, assets, liabilities or operations, except as expressly set forth in this Agreement. Such Stockholder acknowledges that the occurrence of the Closing shall be deemed to constitute the satisfaction and/or waiver to each of the conditions precedent set forth in this Agreement.

3.12 Disclaimer of other Representation and Warranties; Knowledge; Disclosure. NEITHER STOCKHOLDERS NOR THE COMPANY GROUP HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE STOCKHOLDERS, THE COMPANY GROUP OR THE BUSINESS OR OTHERWISE IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSELY SET FORTH IN THIS ARTICLE III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to the Stockholders as follows:

4.1 Organization. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.

4.2 Authority and Enforceability. Parent has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the Transactions. The execution and delivery by Parent of this Agreement and any Related Agreements to which it is a party and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Parent. This Agreement and any Related Agreements to which Parent is a party has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of Parent, enforceable against Parent in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.3 Noncontravention. The execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby, does not or will not (whether with or without the passage of time, the giving of notice or both) (i) materially conflict with or result in a violation or default under or give any third party the right to modify, terminate or accelerate any material obligation under, (i) the bylaws or certificate of incorporation of Parent or any material Contract to which Parent is a party or (ii) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any Governmental Entity or other Person

4.4 Litigation. There is no action, suit, claim, litigation, arbitration or proceeding of any nature pending, or to the knowledge of Parent, threatened against or affecting Parent in which it is sought to restrain or prohibit, or to obtain damages or other relief in connection with, the transactions contemplated hereby.

4.5 Valid Issuance; SEC Filings.

(a) Parent has duly authorized and reserved for issuance the Escrow Shares, the Subsequent Payment Shares and the Earn-Out Shares and, when issued in accordance with the terms of this Agreement, the Escrow Shares, the Subsequent Payment Shares and the Earn-Out Shares will be validly issued, fully paid, non-assessable and free of preemptive rights.

(b) As of their respective filing dates, none of the Parent’s periodic reports (the “SEC Documents”) filed with the Securities and Exchange Commission (the “SEC”) contain any untrue statement of material fact or omitted a statement of material fact required to be stated therein or necessary to make the statements therein in light of the circumstances in which they were made, not misleading, and the Parent’s SEC Documents complied when filed in all material respects with the then applicable requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be and the rules and regulations promulgated by the SEC thereunder. Parent has filed all reports required to be filed under the Exchange Act as of the date hereof. The financial statements of Parent included in the Form 10-Q for the fiscal quarter ended September 30, 2013, complied when filed in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP during the periods involved (except as may have been indicated in the notes thereto) and present fairly the financial position of Parent as of the dates thereof.

4.6 No Other Representations. Parent acknowledges that neither the Company nor the Stockholders are making any representation or warranty with respect to (a) any projections, estimates or budgets delivered to or made available to Parent of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or the future business and operations of the Company or (b) any other information or documents made available to Parent or its counsel, accountants or advisors with respect to the Company or its Business, assets, liabilities or operations, except as expressly set forth in this Agreement. Parent acknowledges that the occurrence of the Closing shall be deemed to constitute the satisfaction and/or waiver to each of the conditions precedent set forth in this Agreement.

4.7 Disclaimer of Other Representations and Warranties; Knowledge; Disclosure. PARENT HAS NOT MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE PARENT, THE SUBSEQUENT PAYMENT SHARES, THE EARN-OUT SHARES OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE IV.

ARTICLE V

COVENANTS AND ADDITIONAL AGREEMENTS

5.1 Conduct of the Company Group Pending the Closing.

(a) Except as expressly contemplated by this Agreement or with the prior written consent of Parent, during the period from the date hereof to the Closing, the Company Group shall:

(i) conduct the Business only in the ordinary course of business;

(ii) use commercially reasonable efforts to (A) preserve its present business operations, organization, material rights, franchises, Intellectual Property Rights and goodwill, and (B) preserve its present relationship with Persons having relationships with the Company Group, including but not limited to, customers, suppliers, contractors, distributors and employees;

(iii) use commercially reasonable efforts to maintain (A) all material assets and properties of the Company Group in their current condition, ordinary wear and tear excepted and (B) insurance upon all of the properties and assets of the Company Group in such amounts, of such kinds and with such carriers as are substantially similar to that in effect on the date of this Agreement;

(iv) maintain its books, accounts and records in accordance with GAAP;

(v) comply with all laws relating to the operation of the Business; and

(vi) promptly notify Parent in writing if, prior to the consummation of the Closing (A) any of the representations and warranties contained in Article II or Article III cease to be accurate and complete in all material respects or (B) the Company Group fails to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.1(a)(vi) shall not limit or otherwise affect the remedies available hereunder to Parent.

(b) Except as otherwise expressly provided in this Agreement or with the prior written consent of Parent, during the period from the date hereof to the Closing, the Company Group shall not:

(i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of the Company Equity Interests other than Tax Burden Distributions;

(ii) take any action which would reasonably be expected to adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement;

(iii) transfer, pledge, encumber, issue, sell or dispose of any of the Company Equity Interests or grant options, warrants, calls or other rights to purchase or otherwise acquire the Company Equity Interests;

(iv) effect any recapitalization, reclassification, stock split or like change in the capitalization of any member of the Company Group;

(v) amend the Charter Documents of member of the Company Group;

(vi) except in the ordinary course of business with respect to employees, (A) increase the annual level of compensation of any employee of the Company Group, (B) increase the annual level of compensation payable or to become payable by the Company Group to any of their respective officers, (C) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any employee, officer, director or consultant, (D) increase the coverage or benefits available under any (or create any new) or, except as explicitly permitted in this Agreement, accelerate the time of payment or vesting of any, severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, managers, officers, employees, agents or representatives of the Company Group or otherwise modify or amend or terminate any such plan or arrangement or (E) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which the Company Group is a party or involving a current or former director, manager, officer or employee of the Company Group;

(vii) subject to any Lien or otherwise encumber or permit, allow or suffer to be encumbered, any of the properties or assets (whether tangible or intangible), or any of the Company Equity Interests;

(viii) enter into or agree to enter into any merger or consolidation with any corporation or other entity, and not invest in, make a loan, material advance or capital contribution to, or otherwise acquire the securities or assets of any other Person;

(ix) make or revoke any material election in respect of Taxes, change any accounting method in respect of material Taxes, prepare any Tax Return in a manner which is not consistent with past practice with respect to the treatment of items on such Tax Return, file any amendment to a Tax Return that will or may more than immaterially increase the liability of the Company Group after the Closing, incur any liability for Taxes other than in the ordinary course of business, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes or surrender any right to claim a refund of Taxes or obtain or enter into any Tax ruling or agreement with any Taxing Authority;

(x) enter into any Contract or understanding that restrains, restricts, limits or impedes the ability of the Company Group to compete with or conduct any business or line of business in any geographic area or enter into, modify, amend or terminate any Contract;

(xi) accelerate or delay collection of any account receivable in advance of or beyond its regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practices, delay or accelerate payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice, or delay or postpone in any material respect the repair or maintenance of any assets or properties; and

(xii) agree to do or commit to do any of the foregoing prohibited by this Section 5.1(b).

5.2 Conduct of Parent Pending Closing. Except as expressly contemplated by this Agreement or with the prior written consent of the Company, during the period from the date hereof to the Closing, Parent shall not:

(a) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of the Parent Stock;

(b) issue (i) any shares of preferred stock or any other security convertible into Parent Stock, for the purpose of raising capital to fund the Closing Payment, with a conversion price less than the Average Closing Price as of the Closing Date (excluding, for the avoidance of doubt, any options or other securities issuable pursuant to Parent’s existing equity incentive plans or any shares of Parent Stock issuable upon conversion of any presently outstanding securities) or (ii) any shares of Parent Stock, for the purpose of raising capital to fund the Closing Payment, with a per share purchase price less than the Average Closing Price as of the Closing Date (excluding, for the avoidance of doubt, any options or other securities issuable pursuant to Parent’s existing equity incentive plans or any shares of Parent Stock issuable upon conversion of any presently outstanding securities);

(c) except in the ordinary course of business with respect to employees or pursuant to the terms of any employment agreement, (A) increase the annual level of compensation of any executive officer of Parent or (B) increase the annual level of compensation payable or to become payable by Parent to any of its executive officers; and

(d) agree to do or commit to do any of the foregoing prohibited by this Section 5.2(b).

5.3 Financial Statements for Parent Current Report on Form 8-K.

(a) From and after the date hereof, the Company shall, and Stockholders shall cause the Company to, use its reasonable best efforts to prepare in a timely manner and, in the case of the statements listed in clause (i), deliver such statements to Parent no later than March 30, 2014 (to facilitate Parent’s required filing of such financial statements on Form 8-K) all prepared in accordance with the relevant rules of the SEC, (i) audited consolidated balance sheets of the Company as of December 31, 2013 and December 31, 2012, and audited consolidated statements of income, cash flows and changes in stockholders’ equity of the Company for the years ended December 31, 2013 and 2012, with notes thereto, and (ii) an unqualified report (except as to going concern) with respect to such audited financial statements by Frazier & Deeter, LLC and a consent by Frazier & Deeter, LLC to have such audited financial statements included in or incorporated by reference into Parent’s Securities Act filings, which report and consent shall be in form and substance reasonably satisfactory to Parent. The financial statements set forth in clauses (i) and (ii) shall comply in all respects with the requirements for filing such financial statements on Form 8-K.

(b) Upon Parent’s request, the Company shall, and the Stockholders shall cause the Company to, promptly provide to Parent all other financial statements, business descriptions, risk factors, compensation data, ownership data and other information of the Company required for any SEC filing to be filed by Parent or which needs to be incorporated in any existing Parent SEC filings to make the information therein complete, including, without limitation, pro forma financial statements that give effect to the transaction contemplated by this Agreement and a full description of the Business. Such financial statements shall be prepared in accordance with GAAP, so that such financial statements meet the requirements for filing by Parent with the SEC as required by the SEC’s Current Report on Form 8-K.

(c) The Company will, and the Stockholders shall cause the Company to, contemporaneous with the delivery of the reports described in Section 5.3(a), to the extent such reports are delivered prior to Closing, provide Parent with a representation that the information provided by it for inclusion and/or incorporation into the Parent’s Securities Act filings is true and accurate in all material respects and that there is no material fact or matter which has not been disclosed in reports delivered by the Company which renders such information untrue or misleading in any material respect.

(d) Parent, the Company and the Stockholders shall cooperate and use their reasonable best efforts to cause Frazier & Deeter, LLC to deliver, contemporaneous with the delivery of the reports described in Section 5.3(a), to the extent such reports are delivered prior to Closing, an executed consent, in form and substance reasonably satisfactory to Parent and suitable for filing by Parent with the SEC, which consent shall authorize Parent to file with the SEC the reports delivered pursuant to Section 5.3(a).

(e) The Company and the Stockholders shall use their reasonable best efforts to cause, contemporaneous with the delivery of the consolidated financial statements described in Section 5.3(a), to the extent such financial statements are delivered prior to Closing, Frazier & Deeter, LLC to make available to Parent and its representatives the work papers generated in connection with such accounting firm’s audit of the audited consolidated financial statements delivered pursuant to Section 5.3(a).

(f) Prior to the Closing, the Company and the Stockholders shall cooperate with Parent in providing to Parent such financial statements, financial data and accountants’ reports as Parent shall reasonably request with respect to any filing that Parent shall make or be required to make under the Securities Act or the Exchange Act. Not in limitation of the foregoing, the Company shall deliver to Parent the following financial information (the “Supplemental Financial Information”): (i) promptly after each fiscal quarter ending after the date hereof, the unaudited balance sheet of the Company as of the end of such quarter and the unaudited statements of income, stockholders’ equity and cash flows of the Company for such quarter and for the portion of the fiscal year then ended prepared in accordance with GAAP, and (ii) promptly upon the reasonable request by Parent, such additional financial information as may be required in connection with any filing by Parent pursuant to the requirements of federal or state securities laws. Such Supplemental Financial Information shall present fairly, in all material respects, the financial position of the Company as of the last day of the periods covered and the results of operations, cash flows and changes in stockholders’ equity of the Company for the periods covered, subject in the case of unaudited financials, to normal year-end adjustments.

(g) Notwithstanding anything to the contrary in this Agreement or any Related Agreement, all accounting expenses in connection with the audit contemplated by this Section 5.3 shall be shared equally by Parent, on the one hand, and by the Company, on the other hand, and such amounts to be allocated to Parent shall not be deemed to be Third Party Expenses of the Company. The Company shall provide Parent with written copies of all invoices for fees incurred in connection with the preparation of the materials in this Section 5.3.

5.4 Public Disclosure. Except in respect of such disclosure by Parent as may be required to comply with the requirements of any applicable law or stock exchange listing requirement, no party to this Agreement will (and each party will cause its representatives not to) directly or indirectly issue any press release or other public announcement relating to the subject matter of this Agreement or the transactions contemplated hereby without the prior written approval of the other party.

5.5 Expenses. All fees and expenses incurred in connection with this Agreement or any of the Related Agreements or the Transactions, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation or effectuation of the terms and conditions of this Agreement, any Related Agreement, or the Transactions, including any payments made or anticipated to be made by the Company as a brokerage or finders’ fee, agents’ commission or any similar charge, in connection therewith (all of the foregoing fees and expenses, whether or not yet due and payable, “Third Party Expenses”), shall be the obligation of the respective party incurring such fees and expenses. Any Third Party Expenses incurred by the Company (including any Third Party Expenses anticipated to be incurred after the Closing) that are not paid by the Company prior to the Closing and that are not otherwise included in the calculation of Working Capital (any such Third Party Expenses, “Excess Third Party Expenses”) shall be deemed to be Losses incurred by the Parent Indemnified Parties and subject to the indemnification obligations of the Stockholders in accordance with Article VII.

5.6 Acknowledgement; Release of Claims. The Stockholders hereby acknowledge and agree that, collectively and immediately prior to the Closing, they own, beneficially and of record, all of the outstanding Company Equity Interests and all of such Company Equity Interests are set forth opposite the Stockholders’ names in the respective amounts set forth on the Aggregate Consideration Spreadsheet. Effective as of the Closing, each Stockholder, on his own behalf, and on behalf of his heirs, family members, executors, agents and assigns, hereby fully and forever releases and discharges the Company and Parent and their respective officers, directors, managers, partners, consultants, agents, investors, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, from, and agrees not to sue the foregoing parties concerning, any claim, duty, obligation, cause of action, suit, judgment, debt, demand, cost, compensation, attorneys’ fees or other liability or expense relating to any matters arising on or prior to the Closing, including such Stockholder’s equity ownership in the Company other than claims for compensation and benefits and other amounts payable for services rendered by Stockholders that are employees or contractors of the Company Group; provided, that, the foregoing release shall not apply to Parent’s obligations under this Agreement, the Related Agreements and the Transactions.

5.7 Cooperation. Parent and the Stockholders shall cooperate fully, as and to the extent reasonably requested by the other party hereto, in connection with the preparation and filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent and the Stockholders agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Parent or the Stockholders, as the case may be, shall allow the other party to take possession of such books and records at such other party’s own expense.

5.8 Taxable Periods That Begin Before and End After the Closing Date. For purposes of this Agreement: (a) in the case of any taxable period of the Company that commences prior to and includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company Group for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Company Group for a Straddle Period which relate to the Pre-Closing Tax Period, including for the avoidance of doubt sale Taxes, shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period; and (b) the amount of Taxes of the Company Group for the Pre-Closing Tax Period, whether with respect to a Straddle Period or not, shall also be determined as if the taxable period of any partnership or other pass-thru entity in which the Company Group holds a beneficial interest terminated as of the close of business on the Closing Date.

5.9 Tax Actions. The Stockholders will prepare the income Tax Returns of the Company Group for taxable periods ending on or before the Closing Date. The Stockholders shall permit Parent to review and comment on each such Tax Return prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Parent. Parent will prepare or cause to be prepared and file or cause to be filed all other Tax Returns of the Company which are required to be filed after the Closing Date. Stockholders shall have no liability for Taxes of the Company Group for taxable periods beginning after the Closing Date except with respect to Taxes for which Stockholder is liable as an owner of the Company Equity Interests. The Stockholders agree, jointly and severally, to remit to the Company Group the amount of any Taxes due with respect to taxable periods ending on or before the Closing Date and the amount of any Taxes allocable to the Pre-Closing Tax Period with respect to a Straddle Period Tax Return within the later of ten (10) days of Parent or the Company Group request therefore, in writing, or ten (10) days prior to the date on which the Tax liability is required to be satisfied.

5.10 Legends. The Stockholders understand that, until such time as a registration statement covering the Subsequent Payment Shares, the Earn-Out Shares or the Escrow Shares has been declared effective or such shares may be sold pursuant to Rule 144 under the Securities Act without any restriction, such shares shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such shares:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR AN OPINION OF COUNSEL, IN FORM, SUBSTANCE AND SCOPE REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.”

5.11 Information Statement. In the event Parent shall have elected to issue shares of Series D Preferred Stock in lieu of shares of Parent Stock as contemplated by Section 1.6:

(a) Parent shall have delivered to the Stockholders true, correct and complete copies of irrevocable written consents of a majority of the issued and outstanding capital stock of Parent approving the issuance of shares of Parent Stock upon conversion of such shares of Series D Preferred Stock as required by NASDAQ Listing Rule 5634; it being understood that such corporate actions approved by the written consent may be taken only after the requirements of Rule 14c-2 of the Exchange Act have been complied with in respect of such consent; and

(b) within fifteen (15) Business Days after the Company’s compliance with its obligations contained in Sections 5.3(a), (b), (c), (d) and (e) and Parent’s receipt of all necessary financial information to file its Form 8-K referenced in Section 5.3, Parent will, in connection with the written consent to be delivered in under Section 5.13(a), file with the SEC an information statement (the “Information Statement”) to comply with Rule 14c-2 of the Exchange Act. After receiving and promptly responding to any comments of the SEC to the Information Statement, Parent shall promptly mail the Information Statement to the stockholders of Parent.

5.12 No Solicitation of Other Bids.

(a) The Stockholders shall not, and shall not authorize or permit any of its Affiliates (including any member of the Company Group) of any of its or their representatives to, directly or indirectly (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Stockholders shall immediately cease and cause to be terminated, and shall cause its Affiliates (including any member of the Company Group) and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes of this Section 5.12, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets.

(b) In addition to the other obligations under this Section 5.12, the Stockholders shall promptly (and in any event within three (3) Business Days after receipt thereof by the Stockholders) advise Parent orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) The Stockholders agree that the rights and remedies for noncompliance with this Section 5.12 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Parent and that money damages would not provide an adequate remedy to Parent.

5.13 Working Capital Requirements. Prior to the Closing, Parent shall cooperate with the Company to establish working capital requirements that adequately support the growth plans of the Company following the Closing.

5.14 Non-Competition; Non-Solicitation.

(a) For a period of three (3) years commencing on the Closing Date (the “Restricted Period”), the Stockholders shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Business in the United States of America (the “Territory”); (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Parent or the Company and customers or suppliers of the Parent or the Company; provided, that nothing in this Section 5.14(a) shall prohibit the Stockholders from performing services for Parent or the Company post-Closing or from owning shares of Parent Stock or other securities of Parent. Notwithstanding the foregoing, each Stockholder may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Stockholder is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own two percent (2%) or more of any class of securities of such Person.

(b) During the Restricted Period, the Stockholders shall not, and shall not permit any of their Affiliates to, directly or indirectly, hire or solicit any employee of the Company or Parent or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.14(b) shall prevent the Stockholders or any of their Affiliates from hiring (i) any employee whose employment has been terminated by the Company or Parent or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c) During the Restricted Period, the Stockholders shall not, and shall not permit any of their Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of Parent or the Company or potential clients or customers of Parent or the Company for purposes of diverting their business or services from Parent or the Company.

(d) During the Restricted Period, the Stockholders shall not, and shall not permit any of their Affiliates to, directly or indirectly, make any disparaging statement or other negative statement, either written or oral, regarding Parent or the Company, their respective Affiliates, officers, mangers, directors, businesses, or the products or services thereof.

(e) Each Stockholder acknowledges that a breach or threatened breach of this Section 5.14 would give rise to irreparable harm to Parent, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such Stockholder of any such obligations, Parent shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(f) Each Stockholder acknowledges that the restrictions contained in this Section 5.14 are reasonable and necessary to protect the legitimate interests of Parent and constitute a material inducement to Parent to enter into this Agreement and consummate the Transactions. In the event that any covenant contained in this Section 5.14 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law. The covenants contained in this Section 5.14 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(g) Stockholders’ Representative may terminate the covenants in Section 5.14.

(h) (a), (b), or (c) at any time during the Restricted Period if (i) any portion of the Subsequent Payment is not paid and delivered when due, (ii) any portion of the Earn-Out Payment is not paid when due (except and only to the extent that Parent is contesting the same in good faith in accordance with Section 1.4(e)(vi)) and such non-payment is not cured within twenty (20) calendar days after written notice is given by Stockholder’s Representative to Parent.

5.15 Discharge of Guarantees. If Parent elects to assume the Existing Indebtedness, Parent shall arrange for and deliver at Closing written releases from the respective creditors of any and all guarantees thereof by Nations, Carlquist or any other Stockholder.

5.16 Rule 144 Compliance. Parent shall use reasonable best efforts to timely file all SEC Documents with the SEC in order to satisfy the current public information requirements of clause (c) of Rule 144 of the Exchange Act at all times. In connection with any and all requests by any of the Stockholders to transfer Subsequent Payment Shares or Earn-Out Shares in compliance with Rule 144 or otherwise, Parent shall, at Parent’s expense, engage Parent’s counsel for purposes of providing transferability opinions to Parent or Parent’s stock transfer agent in connection with such requested transfers.

5.17 Cash Dividends. In the event Parent declares and pays any cash dividends in respect of Parent Stock for which the record date for determination of stockholders entitled to such dividends occurs before any portion of the Subsequent Payment Shares have been issued and delivered to the Stockholders, then Parent shall pay to the Stockholders, as additional consideration, a cash payment equivalent to the dividend payments the Stockholders’ would receive if all of the Subsequent Payment Shares not then issued were issued and outstanding on such record date.

5.18 Board Seat; Information Rights. Until all the Earn-Out Periods have expired, Parent shall cause each of both Carlquist and Nations to be on the Board of Directors of each corporation and to be managers of each limited liability company included in the Company Group. Until all of the Earn-Out Payments have been settled and paid, Parent shall deliver or cause to be delivered to each of Carlquist and Nations to the extent available, (i) annual budgets of each member of the Company Group and any interim revisions thereof; (ii) monthly management-prepared financial reports for each member of the Company Group with a balance sheet as of the end of each month and year to date statements of income (loss), comparing actual to budget; (iii) detailed reports of all intercompany accounts and allocations of expenses from Parent and its Affiliates, on the one hand, and members of the Company Group, on the other hand; and (iv) such other financial information and reports as Parent normally prepared for management from time to time with respect to the Company Group.

5.19 Value Houston. Prior to the Closing, the Company Group shall provide for a transaction to address the closing condition set forth in Section 6.1(k), such transaction to be consummated pursuant to documentation approved by Parent, such approval not to be unreasonably held or delayed.

5.20 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and bring about the fulfillment of the conditions precedent contained in this Agreement.

ARTICLE VI

CONDITIONS TO CLOSING

6.1 Conditions Precedent to Obligations of Parent. The obligations of Parent to consummate the Transactions are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Parent in whole or in part to the extent permitted by applicable law):

(a) the representations and warranties of the Company Group contained in Article II and the Stockholders contained in Article III that are qualified as to materiality shall be true and correct in all respects and those that are not qualified as to materiality shall be true and correct in all material respects as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct in all respects on and as of such earlier date and those that are not qualified as to materiality shall be true and correct in all material respects on and as of such earlier date);

(b) the Company Group and the Stockholders shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by it prior to the Closing Date;

(c) there shall not be in effect any award, judgment, decree or order by a Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions, and there shall not be pending any proceeding seeking to restrain or prohibit the consummation of the Mergers or seeking a material amount for damages in connection with the Transactions;

(d) there shall be no Indebtedness of the Company Group outstanding other than the Existing Indebtedness;

(e) there shall not have occurred any Material Adverse Effect with respect to the Company Group since the date of this Agreement;

(f) the parties shall be in receipt of the third party consents set forth on Schedule 1.3(g)(ix);

(g) Parent shall have received a certificate signed by the Chief Executive Officer of each member of the Company Group, in form and substance reasonably satisfactory to Parent, dated the Closing Date, to the effect that each of the conditions specified above in Sections 6.1(a), (b) and (c) have been satisfied in all respects;

(h) Parent shall have received an executed copy of the new lease acceptable to Parent for the premises located at 1110 Allgood Industrial Court, Marietta, Georgia, 30066, between Value Lighting and Aldean Properties, LLC, providing for a rent on a triple net basis equal to Twenty-Five Thousand Dollars ($25,000) per month;

(i) Parent shall have received copies of all other documents, opinions, certificates and instruments required to be delivered at the Closing pursuant to Section 1.3(h) and all other documents, opinions, certificates and instruments reasonably requested by Parent, with respect to the Transactions in form and substance satisfactory to Parent in its reasonable discretion; and

(j) Parent shall have received the Company Group’s audited financial statements as of and for the years ended December 31, 2012 and 2013, together with the required report and consent specified in Section 5.3.

(k) Value Houston shall be a wholly-owned subsidiary of Value Lighting or AL Enterprises or the parties shall have amended this Agreement to provide for the merger of Value Houston with and into Merger Sub.

6.2 Conditions Precedent to Obligations of the Stockholders and the Company. The obligations of the Stockholders and the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Company or the Stockholders in whole or in part to the extent permitted by applicable law):

(a) the representations and warranties of Parent contained in Article IV that are qualified as to materiality shall be true and correct in all respects and those that are not qualified as to materiality shall be true and correct in all material respects as of the Closing as though made at and as of the Closing, except to the extent that such representations and warranties expressly relate to an earlier date (in which case, such representations and warranties that are qualified as to materiality shall be true and correct in all respects on and as such earlier date and those that are not qualified as to materiality shall be true and correct in all material respects on and as of such earlier date);

(b) Parent shall have performed and complied in all respects with all obligations and agreements required by this Agreement to be performed or complied with by Parent on or prior to the Closing Date;

(c) there shall not be in any award, judgment, decree or order by a Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d) there shall not have occurred any Material Adverse Effect with respect to Parent since the date of this Agreement;

(e) the Company and the Stockholders shall have received a certificate signed by the Chief Executive Officer of Parent, in form and substance reasonably satisfactory to the Company and the Stockholders, dated the Closing Date, to the effect that each of the conditions specified in Section 6.2(a), (b), and (c) have been satisfied in all respects; and

(f) the Company shall have received copies of all other documents, opinions, certificates and instruments required to be delivered at the Closing pursuant to Section 1.3(h) and all other documents, opinions, certificates and instruments reasonably requested by Stockholders, with respect to the transactions contemplated by this Agreement and the Related Agreements in form and substance satisfactory to Stockholders, in their reasonable discretion.

6.3 Termination of Obligations to Effect Closing; Effects.

(a) The obligations of the Company and the Stockholders, on the one hand, and Parent, on the other hand, to effect the Closing shall terminate as follows:

(i) Upon the mutual written consent of the Company Group, the Stockholders and Parent;

(ii) By the Company Group or the Stockholders if any of the conditions set forth in Section 6.2 shall have become incapable of fulfillment and shall not have been waived by the Company or the Stockholders;

(iii) By Parent if any of the conditions set forth in Section 6.1 shall have become incapable of fulfillment, and shall not have been waived by Parent; or

(iv) By the Company Group, the Stockholders or Parent if the Closing has not occurred on or prior to May 31, 2014, which date shall be automatically extended for a period of thirty (30) calendar days if the condition set forth in Section 6.1(j) is not satisfied.

provided, however, that, except in the case of clause (i) above, the party seeking to terminate its obligation to effect the Closing shall not then be in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement or the Related Agreements if such breach has resulted in the circumstances giving rise to such party’s seeking to terminate its obligation to effect the Closing.

(b) Nothing in this Section 6.3 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or the Related Agreements or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement or the Related Agreements.

ARTICLE VII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES;

INDEMNIFICATION

7.1 Survival of Representations and Warranties. The representations and warranties of contained in this Agreement shall survive for an eighteen (18) month period following the Closing Date (the date of expiration of such eighteen (18) month period, the “Survival Date”); provided, however, that in the event of any fraud by the Company or any Stockholder involving a representation or warranty contained in this Agreement, such representation or warranty shall not terminate; provided further, that: (i) the representations and warranties of the Company and the Stockholders contained in Section 2.9 (Tax Matters) shall survive until the date of the expiration of the applicable statute of limitations; and (ii) the representations and warranties of the Company and the Stockholders contained in Section 2.1 (Organization of the Company), Section 2.2 (Capitalization) and Section 2.4 (Authority and Enforceability), the Value Stock and AL Stock) and Section 3.3 (Authority) and the representations and warranties of the Parent contained in Section 4.1 (Organization), and Section 4.2 (Authority and Enforceability) shall survive indefinitely (such representations and warranties described in clauses (i) and (ii) of this Section 7.1 being referred to hereinafter as the “Surviving Representations”). In the event an Officer’s Certificate asserting in good faith a breach of a representation or warranty is delivered by an Indemnified Party to the Indemnifying Party prior to the date on which such representation or warranty ceases to survive, then the claims arising in connection with such Officer’s Certificate shall survive for the benefit of all Indemnified Parties beyond the expiration of the applicable survival period for such representation or warranty, provided that the event giving rise to the claim occurred prior to the expiration of the representation and warranty.

7.2 Indemnification.

(a) By virtue of the Mergers, subject to the provisions of this Article VII, from and after the Closing, each Stockholder, severally for their respective pro rata portions, and not jointly, agrees to indemnify and hold harmless Parent, each member of the Company Group, their respective affiliates and the respective officers, directors, employees, agents and representatives of Parent, the Company and their respective affiliates (the “Parent Indemnified Parties”), against all claims, actions, proceedings, losses, liabilities, damages, costs, interest, awards, judgments, penalties and expenses, including reasonable attorneys’ and consultants’ fees and expenses and including any such reasonable out-of-pocket expenses incurred in connection with investigating, defending against or settling any of the foregoing, but excluding consequential, special, exemplary or punitive damages unless awarded to a third party (individually a “Loss” and collectively, “Losses”) paid, sustained, incurred or accrued by the Parent Indemnified Parties, or any of them (including the Company Group), directly or indirectly, in connection with or as a result of the following (the “Company Indemnifiable Matters”):

(i) any breach or inaccuracy of a representation or warranty of the Company Group or any of the Stockholders contained in this Agreement;

(ii) any failure by the Company Group or any Stockholder to perform or comply with any covenant or agreement applicable to the Company Group or the Stockholders contained in this Agreement or in any Related Agreement and required to be performed as of or prior to the Closing;

(iii) third party claims against any Parent Indemnified Party after the Closing, including the reasonable costs of defending against and settling any such third party claims, if the facts and circumstances alleged in such third party claims would give the Indemnified Party a right to indemnification under Section 7.2(a)(i);

(iv) any Excess Third Party Expenses;

(v) any Losses related to, or arising from, any faulty installation by the Company Group of any products installed by it prior to the Closing Date;

(vi) all Taxes payable by or imposed on the Company Group or for which the Company Group may be liable under the principles of Treasury Regulation Section 1.502-6 (or any similar provision of state, local or foreign law, as a transference or successor, by Contract, by operation of Law or otherwise), relating to taxable periods ending on or prior to the Closing Date or, with respect to any Straddle Period, the portion thereof that ends on the Closing Date, including as the result of the consummation of the transactions contemplated by this Agreement, and, for the avoidance of doubt, any Taxes resulting from the failure of the Mergers to qualify as a reorganization within the meaning of Section 368(a) of the Code; and

(vii) all Taxes of the Stockholders for any taxable period, including as the result of the consummation of the transactions contemplated by this Agreement, and, for the avoidance of doubt, any Taxes resulting from the failure of the Mergers to qualify as a reorganization within the meaning of Section 368(a) of the Code.

(b) By virtue of the Merger, subject to the provisions of this Article VII, from and after the Closing, the Parent and the Company Group agree jointly and severally to indemnify and hold harmless the Stockholders and their respective heirs, successors and assigns (the “Stockholder Indemnified Parties,” and with the Parent Indemnified Parties, collectively, the “Indemnified Parties”), against all Losses paid, sustained, incurred or accrued by the Stockholder Indemnified Parties, or any of them directly or indirectly, in connection with or as a result of the following (the “Parent Indemnifiable Matters,” and with the Company Indemnifiable Matters, the “Indemnifiable Matters”):

(i) any breach or inaccuracy of a representation or warranty of the Parent contained in this Agreement; and

(ii) any failure by the Parent or the Company Group to perform or comply with any covenant or agreement applicable to the Parent or the Company contained in this Agreement or in any Related Agreement.

(c) No Stockholder shall have any right of contribution, indemnification or right of advancement from the Company Group or Parent with respect to any Loss claimed by any Parent Indemnified Party.

(d) This Article VII shall constitute the exclusive remedy after the Closing for recovery of Losses by the Indemnified Parties as a result of breaches of representations and warranties contained in this Agreement and the Certificates; provided, that nothing in this Agreement shall limit the rights or remedies of an Indemnified Party (i) in connection with or as a result of fraud or (ii) expressly provided in any Related Agreement.

7.3 Maximum Payments; Remedy.

(a) Notwithstanding anything to the contrary contained herein, excluding claims with respect to the Surviving Representations, Taxes or fraud, the Parent Indemnified Parties shall not be entitled to recover Losses indemnifiable under Section 7.2(a)(i) unless and until the aggregate amount of all Losses indemnifiable under Section 7.2(a)(i) exceeds $225,000, and in such event the Parent Indemnified Parties shall be entitled to only recover such Losses under Section 7.2(a)(i) in excess of such amount.

(b) Nothing in this Article VII shall limit the liability of any party hereto under Sections 7.2(a)(ii), (iii), (iv), (v), (vi) and (vii).

(c) The aggregate liability of the Stockholders to the Parent Indemnified Parties under Section 7.2(a)(i) shall not exceed the amounts realized from the Escrow Cash and Escrow Shares under the terms of the Escrow Agreement, except that such limitation shall not apply to Losses arising from fraud by any Stockholders, Taxes or breaches of any of the Surviving Representations. In no case, however, shall the aggregate liability of the Stockholders exceed the amount of the Aggregate Consideration, or the individual liability of any Stockholder exceed his or her pro rata portion of the Aggregate Consideration.

(d) Notwithstanding anything to the contrary herein, the obligation of indemnity for the amount of any Losses sustained by any Indemnified Party shall be reduced by (i) insurance proceeds payable with respect to such Losses, (ii) the amounts recovered from third parties with respect to such Losses (net costs of collection); (iii) any net Tax benefits immediately realized by such Indemnified Party in cash arising from the incurrence of payment of such Losses. In no event shall any Indemnified Party be entitled to duplicative or multiple recovery of the economic value of any Losses for any reason.

(e) Notwithstanding anything to the contrary herein, the rights and remedies of the Indemnified Parties after the Closing shall not be limited by the fact that any Indemnified Party had knowledge of any breach, event or circumstance prior to the Closing or waived any condition to the Closing related thereto.

7.4 Claims for Indemnification; Resolution of Conflicts.

(a) Making a Claim for Indemnification; Officer’s Certificate. An Indemnified Party may seek recovery of Losses pursuant to this Article VII by delivering to the other party or parties (each an “Indemnifying Party” and collectively, the “Indemnifying Parties”) an Officer’s Certificate in respect of such claim. The date of such delivery of an Officer’s Certificate is referred to herein as the “Claim Date” of such Officer’s Certificate (and the claims for indemnification contained therein). For purposes hereof, “Officer’s Certificate” shall mean a certificate signed by any officer of an Indemnified Party (or, in the case of an Indemnified Party who is an individual, signed by such individual): (i) stating that an Indemnified Party has paid, sustained, incurred, or accrued, or reasonably anticipates that it will pay, sustain, incur or accrue Losses and (ii) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or accrued, or the basis for such anticipated liability, and the nature of the Indemnifiable Matter to which such item is related; provided, that the Officer’s Certificate need only specify such information that would not result in the loss of privilege and that is known to such officer or such Indemnified Party as of the Claim Date, shall not limit any of the rights or remedies of any Indemnified Party, and may be updated and amended from time to time (except to add any claim for which the survival period has then expired) by the Indemnified Party by delivering an updated or amended Officer’s Certificate to the Indemnifying Parties.

(b) Objecting to a Claim for Indemnification.

(i) The Indemnifying Party may object to a claim for indemnification set forth in an Officer’s Certificate by delivering to the Escrow Agent and the Indemnified Party a written statement of objection to the claim made in the Officer’s Certificate (an “Objection Notice”); provided, that to be effective, such Objection Notice must (A) be delivered to the Escrow Agent and the Indemnified Party prior to 5 p.m. (New York time) on the fifteenth calendar day following the Claim Date of the Officer’s Certificate (such deadline, the “Objection Deadline” for such Officer’s Certificate and the claims for indemnification contained therein) and (B) set forth in reasonable detail the nature of the objections to the claims in respect of which the objection is made.

(ii) To the extent the Indemnifying Party does not object in writing (as provided in Section7.4(b)(i)) to the claims contained in an Officer’s Certificate prior to the Objection Deadline for such Officer’s Certificate, such failure to so object shall be an irrevocable acknowledgment by the Indemnifying Party that the Indemnified Party is entitled to the full amount of the claims for

Losses set forth in such Officer’s Certificate (and such entitlement shall be conclusively and irrefutably established) with respect to the applicable Indemnifying Parties (any such claim, an “Unobjected Claim”). Within fifteen calendar days of a claim becoming an Unobjected Claim, the Indemnifying Party shall make the applicable payment to such Indemnified Party, subject to Sections 7.3 and 7.4(e).

(c) Resolution of Conflicts; Arbitration.

(i) In case the Indemnifying Party timely delivers an Objection Notice in accordance with Section 7.4(b)(i) hereof, the Indemnifying Party and the Indemnified Parties shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Indemnifying Party and the Indemnified Parties reach an agreement, a memorandum setting forth such agreement shall be prepared and signed by all applicable parties (any claims covered by such an agreement, “Settled Claims”). Any amounts required to be paid as a result of a Settled Claim shall be paid by the Indemnifying Party to the Indemnified Parties pursuant to the Settled Claim within thirty (30) calendar days of the applicable claim becoming a Settled Claim, subject to Sections 7.3 and 7.4(e).

(ii) If no such agreement can be reached after good faith negotiation during the forty-five (45) consecutive calendar day period after delivery of an Objection Notice, then upon the expiration of such forty-five (45) calendar day period either the Indemnifying Party or the Indemnified Party may demand arbitration of the matter unless the amount of the Loss that is at issue is the subject of a pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted pursuant to Section 8.10.

(iii) Except as set forth in Section 7.4(c)(v) hereof, arbitration under Section 8.10 shall apply to any dispute among the Indemnifying Parties and the Indemnified Parties under this Article VII hereof.

(iv) The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer’s Certificate shall be final, binding, and conclusive upon the parties to this Agreement, the Indemnified Parties and the Indemnifying Parties. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s). Claims determined by arbitration as provided in this Section 7.4(c) are referred to as “Resolved Claims.” Within fifteen (15) calendar days of a decision of the arbitrator(s) requiring payment by an Indemnifying Party to an Indemnified Party, such Indemnifying Party shall make the payment to such Indemnified Party, subject to Sections 7.3 and 7.4(e).

(v) Arbitration under Section 8.10 shall not apply to claims made in respect of any claim for indemnification that relates solely to an understatement of Third Party Expenses in the calculation of the Working Capital until such claims are deemed to be Resolved Claims.

(d) Payable and Unresolved Claims. A “Payable Claim” shall mean a claim for indemnification of Losses under this Article VII, to the extent that such claim has not yet been satisfied by the Indemnifying Party that is (i) a Resolved Claim, (ii) a Settled Claim, or (iii) an Unobjected Claim. An “Unresolved Claim” shall mean any claim for indemnification of Losses under this Article VII specified in any Officer’s Certificate delivered pursuant to Section 7.4(a), to the extent that such claim is not a Payable Claim and has not been satisfied by the Indemnifying Party.

(e) Satisfaction of Losses. Subject to the limitations set forth in Section 7.3(b), on the date a claim against an Indemnifying Party becomes a Payable Claim, Parent shall have the right to set off the amount of any Losses with respect to which any Indemnified Party is entitled to indemnification hereunder against any amounts due or that may become due to the Stockholders as a Subsequent Payment or under the Escrow or in respect of the Earn-Out Payments. Any setoff with respect to the Escrow shall be made first from the Escrow Cash Amount and then from the Escrow Shares (valued at the Average Closing Price as of the date notice of the Payable Claim was given). Stockholders shall nevertheless have the right and option to satisfy any Payable Claim in cash.

(f) Indemnity Escrow. To secure the Stockholders’ performance of their indemnity obligations under this Article VII, Parent shall deposit with an independent escrow agent to be agreed to by the parties (the “Escrow Agent”), (i) the Escrow Shares, and (ii) the Escrow Cash Amount (collectively with the Escrow Shares, the “Escrow”), pursuant to the terms and conditions of a customary escrow agreement to be agreed upon by the parties prior to the Closing and to be entered into as of the Closing Date by and among Parent, Company, the Stockholders and the Escrow Agent (the “Escrow Agreement”). Parent shall cause the Escrow Agent to deliver to the Stockholders any portion of the Escrow (i) remaining after the application of any setoff pursuant to Section 7.4(e) and (ii) not then subject to any Payable Claim or Unresolved Claim, as follows (x) after final resolution of the working capital adjustment pursuant to Section 1.7(e), the Escrow Cash Amount, (ii) on the first anniversary of the Closing Date, fifty percent (50%) of the Escrow Shares, and (iii) on the eighteen (18) month anniversary of the Closing Date, any remaining portion of the Escrow Shares, if any. Any portion withheld at such time in respect of an Unresolved Claim shall be promptly delivered to the Stockholders after such claim for indemnification of Losses has ceased to be an Unresolved Claim and has not matured into a Payable Claim. The Escrow Shares will be issued in the name of the Stockholders upon issuance in connection with a Subsequent Payment, and unless and until released to Parent in accordance with this Article VII, the Stockholders shall have the sole and exclusive right to exercise any and all voting and consensual rights and powers from and after such date, and shall be entitled to receive and retain any and all cash dividends. For income tax purposes, the Stockholders shall be deemed the owner of the Escrow Shares, and the Stockholders will be responsible for paying all Taxes on any earnings associated with such issuance and ownership. The parties hereto acknowledge and agree that they will not treat any portion of a payment to the Stockholders from the Escrow upon release (if ever) of the amounts held pursuant to the terms of this Section 7.4(f) as a payment of interest to the Stockholders by Parent, except as otherwise required by a Taxing Authority.

(g) Third Party Claims. If an Indemnified Party becomes aware of a third party claim that such Indemnified Party reasonably believes may result in a claim for indemnification pursuant to this Article VII, the Indemnified Party shall notify the Indemnifying Party of such claim, and the Indemnifying Party shall be entitled, in its sole discretion, to conduct the defense of, and to settle (except as otherwise provided in clauses (i) and (ii) of this Section 7.5(g)), any such claim. The Indemnified Party shall be entitled to participate in the defense of a third party claim assumed by the Indemnifying Party and to employ counsel of the Indemnified Party’s choice for such purpose; provided that the fees and expenses of the Indemnified Party’s separate counsel shall be borne by the Indemnified Party. If the Indemnifying Party shall control the defense of any third party claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of such third party claim or ceasing to defend such third party claim if, pursuant to or as a result of such settlement or cessation, (i) injunctive or other equitable relief will be imposed against the Indemnified Party or (ii) if such settlement does not expressly and unconditionally release the Indemnified Party from all liabilities and obligations with respect to such third party claim with prejudice.

7.5 Tax Treatment. Any payment under Article VII of this Agreement shall be treated by the parties for U.S. federal, state, local and non-U.S. income Tax purposes as a purchase price adjustment unless otherwise required by applicable law or a determination within the meaning of Section 1313 of the Code.

7.6 Delay of Notice. The failure of an Indemnified Party to give reasonably prompt notice to an Indemnifying Party of any indemnification claim shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto except to the extent that the Indemnifying Party can demonstrate actual loss and prejudice as a result of such failure.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed delivered, given and received (i) when delivered in person, (ii) when transmitted by facsimile (with written confirmation of completed transaction) during the recipient’s normal business hours (or on the next Business Day otherwise), (iii) on the third (3rd) Business Day following the mailing thereof by certified or registered mail (return receipt requested), or (iv) when delivered by an express courier (with written confirmation of delivery) to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement, by email):

(a)	if to Parent, to:

Revolution Lighting Technologies, Inc.

177 Broad Street, 12th Floor

Stamford, CT 06901

Attention: Charles J. Schafer

Telephone No.: (203) 504-1161

Facsimile No.: (203) 504-1150

E-mail: cschafer@rvlti.com

with a copy (which shall not constitute notice) to:

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, NY 10020

Attention: Marita A. Makinen

Telephone No.: (646) 414-6950

Facsimile No.: (973) 535-3357

E-mail: mmakinen@lowenstein.com

(b)	if to the Company, to:

Value Lighting, Inc.

1110 Allgood Industrial Court

Marietta, GA 30066

Telephone No.: (770) 874-2191

E-mail: alan@valuelightinginc.com

with a copy to:

Norris McLaughlin & Marcus, P.A.

721 Route 202-206, Suite 200

Bridgewater, NJ 08807-5933

Attention: Douglas R. Brown

Telephone No.: (908) 722-0700

Facsimile No.: (908) 722-0755

E-mail: dbrown@nmmlaw.com

(c)	if to the Stockholders, to:

Dean Nations

1110 Allgood Industrial Court

Marietta, GA 30066

Telephone No.: (770) 874-2191

E-mail: dean@valuelightinginc.com

and

Alan Carlquist

1110 Allgood Industrial Court

Marietta, GA 30066

Telephone No.: (770) 874-2191

E-mail: alan@valuelightinginc.com

with a copy to:

Norris McLaughlin & Marcus, P.A.

721 Route 202-206, Suite 200

Bridgewater, NJ 08807-5933

Attention: Robert Gabrielski

Telephone No.: (908) 722-0700

Facsimile No.: (908) 722-0755

E-mail: rcgabrielski@nmmlaw.com

8.2 Interpretation. Unless a clear contrary intention appears: (i) the singular number shall include the plural, and vice versa; (ii) reference to any gender includes each other gender; (iii) reference to any Contract, document or instrument shall mean such Contract, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (iv) “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”; (v) all references in this Agreement to “Schedules,” “Sections” and “Exhibits” are intended to refer to Schedules, Sections and Exhibits to this Agreement, except as otherwise indicated; (vi) the table of contents and headings in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement; (vii) “or” is used in the inclusive sense of “and/or”; (viii) with respect to the determination of any period of time, “from” shall mean “from and including” and “to” shall mean “to but excluding”; and (ix) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof.

8.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Any signature page delivered electronically or by facsimile (including without limitation transmission by Portable Document Format or other fixed image form) shall be binding to the same extent as an original signature page.

8.4 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought.

8.5 Entire Agreement; Assignment. This Agreement, the exhibits hereto, the Disclosure Schedule, that certain Mutual Confidentiality and Non-Disclosure Agreement as previously executed, and the Related Agreements: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (ii) are not intended to confer upon any other Person any rights or remedies hereunder except that Article VII shall be for the benefit of not only the parties hereto but also each of the Indemnified Parties (subject to all terms and provisions of such Article VII), and (iii) shall not be assigned by operation of law or otherwise, except that at any time and from time to time Parent may assign its rights and delegate its obligations hereunder to one or more of its Affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder.

8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7 Other Remedies. Except as otherwise set forth herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Without prejudice to remedies at law, the parties shall be entitled to specific performance in the event of a breach or threatened breach of this Agreement.

8.8 Governing Law; Exclusive Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, as such laws apply to Contracts entered into and to be performed entirely within New York. Subject to Sections 7.4(c) and 8.10 hereof, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the state and federal courts sitting in the City of New York, Borough of Manhattan, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of New York, for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Subject to Sections 7.4(c) and 8.10 hereof, each party agrees not to commence any legal proceedings related hereto except in such courts.

8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.10 Resolution of Conflicts; Arbitration. Except as provided in Sections 1.4(e)(v) and 1.6(d) and with respect to claims for equitable relief or other remedies arising out of Sections 5.13 and 5.15, any claim or dispute arising out of or related to this Agreement, or the interpretation, making, performance, breach or termination thereof, shall (except as specifically set forth in this Agreement) be finally settled by binding arbitration in the State of New York, in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The arbitrator(s) shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a dispute.

(a) Selection of Arbitrators. Such arbitration shall be conducted by a single arbitrator chosen by mutual agreement of Parent and the Stockholders. Alternatively, at the request of either party before the commencement of arbitration, the arbitration shall be conducted by three independent arbitrators, none of whom shall have any competitive interests with, ownership interests in, or other conflicts of interest concerning Parent or the Stockholders. Parent, on the one hand, and the Stockholders, on the other hand, shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator.

(b) Discovery. In any arbitration under this Section 8.10, each party shall be limited to calling a total of three witnesses both for purposes of deposition and the arbitration hearing. Subject to the foregoing limitation on the number of witnesses, the arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions for discovery abuses, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification.

(c) Decision. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim hereunder shall be final, binding, and conclusive upon Parent, on the one hand, and the Stockholders, on the other hand. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s). Within thirty (30) calendar days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party.

(d) Other Relief. Subject to Section 8.8, the parties to the arbitration may apply to a court of competent jurisdiction for a temporary restraining order, preliminary injunction or other interim or conservatory relief, as necessary, without breach of this arbitration provision and without abridgement of the powers of the arbitrator(s).

(e) Costs and Expenses. The parties agree that each party shall pay its own costs and expenses (including counsel fees) of any such arbitration, and each party waives its right to seek an order compelling the other party to pay its portion of its costs and expenses (including counsel fees) for any arbitration. Any fees of the arbitrator(s) shall be borne in accordance with the Commercial Arbitration Rules of the American Arbitration Association governing the arbitration.

8.11 Stockholders’ Representative. Each Stockholder hereby irrevocably appoints Alan Carlquist (the “Stockholders’ Representative”) as his representative and attorney-in-fact to act for and on its behalf, with full power and authority, including power of substitution, to execute and deliver any and all agreements, waivers, compromises, settlements and claims arising out of or related to the terms and provisions of this Agreement and the Related Agreements, including with respect to the matters set forth in Sections 1.4(e) and 1.7.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed, all as of the date first written above.

REVOLUTION LIGHTING TECHNOLOGIES, INC.

By:	/s/ Charles Schafer
Name:	Charles Schafer
Title:	President and CFO

VALUE MERGER SUB, LLC

By:	/s/ Charles Schafer
Name:	Charles Schafer
Title:	President

VALUE LIGHTING, INC.

By:	/s/ Alan Carlquist
Name:	Alan Carlquist
Title:	President

AL ENTERPRISES, INC.

By:	/s/ Alan Carlquist
Name:	Alan Carlquist
Title:	President

VALUE LIGHTING OF HOUSTON, LLC

By:	/s/ Alan Carlquist
Name:	Alan Carlquist
Title:	President

STOCKHOLDERS:

/s/ Dean Nations
Dean Nations

/s/ Alan Carlquist
Alan Carlquist

/s/ Kip Reiserer
Kip Reiserer

/s/ Chris Shaw
Chris Shaw

/s/ Eron Smith
Eron Smith